        Exhibit (a)(1)(i)

OFFER TO PURCHASE AND CONSENT SOLICITATION STATEMENT

IMPSAT FIBER NETWORKS, INC.
Offer to Purchase for Cash, Solicitation of Consents to Amendments to the Related Indentures and Agreement to the Waiver
with Respect to the Following Series of Notes:

Title of Securities	Principal Amount Outstanding	CUSIP Numbers
Series A 6% Senior Guaranteed Convertible Notes due 2011	$67,308,419	45321TAL7

Series B 6% Senior Guaranteed Convertible Notes due 2011	$25,595,000	45321TAM5
		45321TAN3
THE TENDER OFFER, SOLICITATION AND WAIVER (EACH AS DEFINED BELOW) WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON FEBRUARY 26, 2007, UNLESS EXTENDED OR EARLIER TERMINATED (SUCH TIME AND DATE, AS THE SAME MAY BE EXTENDED, THE “EXPIRATION TIME”). REGISTERED HOLDERS (“HOLDERS”) OF NOTES (AS DEFINED BELOW) MUST TENDER, AND NOT WITHDRAW, THEIR NOTES PRIOR TO SUCH TIME TO RECEIVE THE OFFER CONSIDERATION (AS DEFINED BELOW). CONSENTS AND WAIVERS MAY ONLY BE REVOKED UNDER THE CIRCUMSTANCES DESCRIBED IN THIS OFFER TO PURCHASE AND CONSENT SOLITICITATION STATEMENT AND THE RELATED LETTER OF TRANSMITTAL AND CONSENT.

IMPSAT Fiber Networks, Inc., a Delaware corporation (“Impsat,” “we,” “our” or the “Company”) is offering to purchase for cash (the “Tender Offer”) any and all of its outstanding Series A 6% Senior Guaranteed Convertible Notes due 2011 (CUSIP No. 45321TAL7) (the “Series A Notes”) and Series B 6% Senior Guaranteed Convertible Notes due 2011 (CUSIP Nos. 45321TAM5 and 45321TAN3) (the “Series B Notes” and, together with the Series A Notes, the “Notes”), on the terms and subject to the conditions set forth in this Offer to Purchase and Consent Solicitation Statement (the “Offer to Purchase”). In conjunction with the Tender Offer, and on the terms and conditions set forth in this Offer to Purchase, Impsat is also soliciting consents (the “Consents”) to (a) the adoption of proposed amendments to (i) the indenture governing the Series A Notes, as amended (the “Series A Amendments”) dated as of March 25, 2003, as amended (the “Series A Indenture”) and (ii) the indenture governing the Series B Notes, as amended (the “Series B Amendments” and, together with the Series A Amendments, the “Amendments”) dated as of March 25, 2003, as amended (the “Series B Indenture” and, together with the Series A Indenture, the “Indentures”), and (b) to the execution by Impsat, the Guarantor (as defined below) and the Trustee (as defined below) of (i) a supplemental indenture to the Series A Notes effecting the Series A Amendments (the “Series A Supplemental Indenture”) and (ii) a supplemental indenture to the Series B Notes effecting the Series B Amendments (the “Series B Supplemental Indenture” and, together with the Series A Supplemental Indenture, the “Supplemental Indentures”) collectively (the “Solicitation”). See “The Amendments.” In conjunction with the Solicitation, and on the terms and conditions set forth in this Offer to Purchase, Impsat is also seeking waivers of its obligations under Section 4.12 of the Series A Indenture (the “Series A Waiver”) and waivers of its obligations under Section 4.12 of the Series B Indenture (the “Series B Waiver” and, together with the Series A Waiver, the “Waivers”) to commence an “offer to purchase” the Notes within thirty (30) days following the Merger (as defined herein). The Tender Offer and the related Solicitation and Waivers, as they may be amended from time to time, are collectively referred to herein as the “Offer.” Consummation of the Offer is subject to the satisfaction of a number of conditions. See “Conditions to the Offer.”

The Offer is being made in connection with the Agreement and Plan of Merger dated October 25, 2006 (the “Merger Agreement”), among Global Crossing Limited (“Global Crossing”), GC Crystal Acquisition, Inc., a wholly-owned indirect subsidiary of Global Crossing (“MergerCo”) and the Company, which provides that MergerCo will merge with and into the Company (the “Merger”). The Consents and the Waivers are being solicited in connection with the Merger. The closing of the Solicitation with respect to the Series A Notes is conditioned upon the receipt by Impsat of valid Consents from Holders of a majority in principal amount of the Series A Notes outstanding and unaffiliated with Impsat (the “Requisite Series A Consent”). The closing of the Solicitation with respect to the Series B Notes is conditioned upon the receipt by Impsat of valid Consents from Holders of a majority in principal amount of the Series B Notes outstanding and unaffiliated with Impsat (the “Requisite Series B Consent” and, together with the Requisite Series A Consent, the “Requisite Consents”). The closing of the Solicitation with respect to the Requisite Series A Consent is not conditioned upon receipt of the Requisite Series B Consent, and the closing of the Solicitation with respect to the Requisite Series B Consent is not conditioned upon the receipt of the Requisite Series A Consent. The closing of the Waiver with respect to the Series A Notes is conditioned upon the receipt by Impsat of valid Waivers from Holders of two-thirds in principal amount of the Series A Notes outstanding and unaffiliated with Impsat (the “Requisite Series A Waiver”). The closing of the Waiver with respect to the Series B Notes is conditioned upon the receipt by Impsat of valid Waivers from Holders of two-thirds in principal amount of the Series B Notes outstanding and unaffiliated with Impsat (the “Requisite Series B Waiver” and, together with the Requisite Series A Waiver, the “Requisite Waiver”). The closing of the Waiver with respect to the Requisite Series A Waiver is not conditioned upon receipt of the Requisite Series B Waiver, and the closing of the Waiver with respect to the Requisite Series B Waiver is not conditioned upon the receipt of the Requisite Series A Waiver.

The total consideration for Notes validly tendered prior to the Expiration Time, and not validly withdrawn, will be 101.0% of the principal amount of Notes tendered plus all accrued but unpaid interest thereon up to, but not including, the Payment Date (the “Offer Consideration”). The “Payment Date” in respect of any Notes validly tendered and accepted for payment, and not validly withdrawn prior to the Expiration Time, is expected to be promptly following the Expiration Time. No tenders of Notes will be valid if submitted after the Expiration Time. If the Offer is withdrawn prior to the Expiration Time or otherwise not completed, no payments will be made with respect to the Offer, previously tendered Notes will be returned promptly and the Supplemental Indentures and Waivers will not become operative. The Series A Notes are currently convertible into shares of the Company’s common stock, par value $0.01 per share (“Company Common Stock”), at a conversion price of $13.56 per share. The Series B Notes are currently convertible into shares of Company Common Stock at a conversion price of $20.78 per share. The price per share of Company Common Stock to be paid in the Merger is $9.32 in cash per share.

A Holder validly tendering Notes pursuant to the Tender Offer prior to the Expiration Time will, by tendering those Notes, also be consenting to the Amendments and agreeing to the Waivers. A Holder may not consent to the Amendments or agree to the Waivers without tendering Notes pursuant to the Offer and may not revoke a Consent or Waiver without withdrawing from the Offer the previously tendered Notes to which that Consent or Waiver relates. Once the Supplemental Indentures have been executed, there will be no way to revoke a Consent. After the Expiration Time, there will be no way to revoke a Waiver. See “Certain Considerations” for a discussion of some of the factors Holders should consider in deciding whether or not to participate in the Offer.

Impsat’s obligation to purchase tendered Notes pursuant to the Tender Offer is conditioned on, among other things, satisfaction of the Merger Condition (as defined below). Impsat’s board of directors has approved the making of the Offer. None of Impsat, its board of directors, Global Crossing, MergerCo, the Trustee, the Information Agent, the Depositary Agent or the Dealer Manager and Solicitation Agent makes any recommendation as to whether or not you should tender Notes pursuant to the Offer. You must make your own decision as to whether to tender your Notes and, if so, the aggregate principal amount of Notes to tender.

This Offer to Purchase describes the Tender Offer, Amendments and Waivers, as well as the procedures for delivering and revoking Consents. Please read it fully.
                                                              ______________________________________

The Dealer Manager and Solicitation Agent for the Offer is:
Goldman, Sachs & Co.
The date of this Offer to Purchase is January 29, 2007

TABLE OF CONTENTS
Important Notice to Holders	ii
Summary	1
Answers to Questions You May Have	5
The Company	7
Sources and Amount of Funds`	8
Background and Purpose of the Offer	9
Procedure for Tendering Notes	9
Withdrawal of Tenders (and Revocation of Related Consents and Waivers)	11
Certain Considerations	12
Conditions to the Offer	13
Acceptance for Payment and Payment	14
Extension, Amendments and Termination	15
The Amendments	15
The Waivers	17
Other Purchases of Notes	17
Certain Material United States Federal Income Tax Consequences	18
Market and Trading Information	23
Where You Can Find More Information	24
Incorporation of Documents by Reference	24
Forward-Looking Statements	25
Dealer Manager and Solicitation Agent, Information Agent, Depositary Agent	25

Exhibit A	A-1
Exhibit B	B-1

IMPORTANT NOTICE TO HOLDERS

Any questions or requests for assistance or for additional copies of this Offer to Purchase or related documents may be directed to the Information Agent at one of its telephone numbers set forth on the last page of this Offer to Purchase. A Holder may also contact the Dealer Manager and Solicitation Agent at one of its telephone numbers set forth on the last page of this Offer to Purchase or such Holder’s broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

Tendering Holders should complete, sign and date the Letter of Transmittal and Consent included herewith (or a facsimile thereof) in accordance with the instructions therein, have its signature thereon guaranteed, if required, and mail or deliver it and any other required documents to the Depositary Agent at its address set forth on the back cover hereof for receipt on or prior to the Expiration Time.

Tendering Holders will not be obligated to pay brokerage fees or expenses of the Dealer Manager and Solicitation Agent, the Information Agent, the Depositary Agent or The Depository Trust Company (“DTC”).

Any Holder who holds the Notes in book-entry form and desires to tender such Notes must request the Holder’s broker, dealer, commercial bank, trust company or other nominee to effect the transaction or tender of the Notes through DTC pursuant to DTC’s Automated Tender Offer Program (“ATOP”).

The Company reserves the right to extend the Offer, if necessary, in its sole discretion, so that the Expiration Time occurs upon or shortly after the satisfaction of the conditions to the Offer.

Subject to applicable securities laws, the Company reserves the right, in its sole discretion, prior to the Expiration Time, to: (1) waive any and all conditions to the Offer; (2) extend or terminate the Offer or (3) otherwise amend the Offer in any respect. In the event that the Offer is withdrawn, terminated or otherwise not completed, the Offer Consideration will not be paid or become payable to Holders of Notes who have validly tendered their Notes in connection with the Offer.

Subject to the terms and conditions set forth in this Offer to Purchase, the Offer Consideration to which a tendering Holder is entitled pursuant to the Offer will be paid on the Payment Date. Under no circumstances will any interest be payable because of any delay in the transmission of funds to Holders by the Depositary Agent.

No person has been authorized to give any information or to make any representations other than those contained in this Offer to Purchase and, if given or made, any other information or representations must not be relied upon as having been authorized.

This Offer to Purchase and related documents do not constitute an offer to buy or the solicitation of an offer to sell Notes or a solicitation of Consents or Waivers in any circumstance in which that offer or solicitation is unlawful. In those jurisdictions where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer is to be deemed made on behalf of Impsat by the Dealer Manager and Solicitation Agent or one or more registered brokers or dealers licensed under the laws of that jurisdiction. Neither the delivery of this Offer to Purchase and related documents nor any purchase of Notes shall, under any circumstances, create any implication that the information contained herein or therein is current as of any time subsequent to their respective dates.

THIS TRANSACTION AND THIS OFFER TO PURCHASE HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION (“SEC”) OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF THIS TRANSACTION OR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS OFFER TO PURCHASE OR ANY RELATED DOCUMENTS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE. THIS OFFER TO PURCHASE AND THE ACCOMPANYING DOCUMENTS CONTAIN IMPORTANT INFORMATION WHICH A HOLDER SHOULD READ BEFORE MAKING A DECISION WITH RESPECT TO THE OFFER.

SUMMARY

This Offer to Purchase contains important information that should be read carefully before any decision is made with respect to the Offer. The following summary is not intended to be complete. It highlights material information in this Offer to Purchase and the Letter of Transmittal and Consent, but does not describe all of the details of the Offer. Holders are urged to read the more detailed information set forth in this Offer to Purchase and in the Letter of Transmittal and Consent. Each of the capitalized terms used in this summary and not defined herein has the meaning set forth elsewhere in this Offer to Purchase.

Company	IMPSAT Fiber Networks, Inc., a Delaware corporation.

Notes
$67,308,419 in aggregate principal amount of Series A 6% Senior Guaranteed Convertible Notes due 2011 (CUSIP No. 45321TAL7) and $25,595,000 in aggregate principal amount of Series B 6% Senior Guaranteed Convertible Notes due 2011 (CUSIP Nos. 45321TAM5 and 45321TAN3). The Notes mature on March 15, 2011. Until that time, the Notes bear interest at a rate of 6% per year on the principal amount, payable on March 15 and September 15 of each year. The Notes are general unsecured unsubordinated indebtedness of the Company, ranking pari passu in right of payment with all existing and future unsecured, unsubordinated indebtedness of the Company and are senior in right of payment to all subordinated indebtedness of the Company.

Expiration Time	The Tender Offer, Solicitation and Waiver will expire at 5:00 p.m. New York City time, on February 26, 2007, unless extended or earlier terminated by the Company.

Tender Offer
Impsat is offering to purchase for cash any and all of the outstanding Notes, on the terms and subject to the conditions set forth in this Offer to Purchase. The Notes will be accepted for payment in the Offer only in integral multiples of $1,000.

Solicitation
Impsat is soliciting Consents to the Amendments. A Holder may not tender its Notes without consenting to the Amendments and may not revoke its Consent without withdrawing the previously tendered Notes to which that Consent relates from the Offer. A Holder validly tendering Notes pursuant to the Offer prior to the Expiration Time will, by tendering those Notes, be consenting to the Amendments.

Waiver
Impsat is seeking waivers of its obligations under Section 4.12 of the Series A Indenture and of its obligations under Section 4.12 of the Series B Indenture to commence an “offer to purchase” (as defined in the Indentures) within thirty (30) days following the Merger. A Holder may not tender its Notes without agreeing to the Waiver and may not revoke its Waiver without withdrawing the previously tendered Notes to which that Waiver relates from the Offer. A Holder validly tendering Notes pursuant to the Offer prior to the Expiration Time will, by tendering those Notes, be agreeing to the Waiver.

Purpose of the Offer, Solicitation and Waiver
The principal purpose of the Tender Offer is to acquire any and all of the outstanding Notes in connection with the Merger. The purpose of the Solicitation, the Amendments and the Waiver is to eliminate certain covenants and events of default contained in the Indentures to enhance Impsat’s flexibility to effect the Merger and to enhance Impsat’s future financial and operational flexibility.

Offer Consideration
Holders who validly tender Notes prior to the Expiration Time and who do not validly withdraw those Notes will receive the Offer Consideration. The Offer Consideration for Notes tendered prior to the Expiration Time will be a price of 101.0% of the principal amount of Notes tendered plus all accrued but unpaid interest thereon up to, but not including, the Payment Date.

Consent Payment	There is no separate or additional payment for the Consents.

Waiver Payment	There is no separate or additional payment for the Waivers.

Acceptance Date	The date Impsat accepts for payment all Notes that are validly tendered in the Tender Offer following the Expiration Time.

Payment Date
The Offer Consideration for Notes validly tendered and accepted for payment will be paid promptly following the Acceptance Date. Payment will be made in immediately available (same-day) funds. See “Acceptance for Payment and Payment.”

The Amendments
Substantially all of the restrictive covenants and certain events of default and related provisions in the Indentures will be eliminated from, or modified in, the Indentures. If they become operative the Amendments will, among other things, eliminate: (a) the covenants governing Impsat’s actions contained in the Indentures relating to (i) indebtedness, (ii) restricted payments, (iii) dividend and other payment restrictions affecting restricted subsidiaries, (iv) issuance and sale of capital stock of restricted subsidiaries, (v) issuances of guarantees by restricted subsidiaries, (vi) transactions with stockholders and affiliates, (vii) liens, (viii) sale-leaseback transactions, (ix) asset sales, (x) payment of taxes and other claims, (xi) maintenance of properties and insurance, (xii) compliance certificates, (xiii) SEC reports and reports to Holders, and (xiv) books and records; (b) certain conditions for permitted mergers; and (c) certain “Events of Default” (as defined in the Indentures). See “The Amendments.”

The Amendments will be set forth in the Supplemental Indentures, which will be executed by Impsat, the Guarantor and the Trustee promptly following satisfaction of the Consent Condition (as defined below). The Supplemental Indentures will provide that they will become effective upon execution, and that the Amendments will not become operative unless and until all Notes validly tendered and not validly withdrawn prior to the Expiration Time are purchased pursuant to the Offer. If the Amendments become operative, all Holders will be bound by them. If all Notes validly tendered prior to the Expiration Time are not purchased pursuant to the Offer (or if the Consent Condition is not satisfied), the Amendments will not become operative.

How to Tender Notes and Deliver
Consents and Waivers
See “Procedure for Tendering Notes.” For further information, call the Information Agent or the Dealer Manager and Solicitation Agent at the telephone numbers set forth on the back cover of this Offer to Purchase or consult your broker, dealer, commercial bank or trust company for assistance.

Withdrawal and Revocation Rights
Tenders of Notes may be withdrawn and Consents and Waivers may be revoked at any time prior to the Expiration Time by following the procedures described in this Offer to Purchase. A valid withdrawal of tendered Notes prior to the Expiration Time will constitute the concurrent revocation of (and will be the only means of revoking) the related Consent and Waiver. A Holder may not revoke its Consent or Waiver without withdrawing from the Offer the previously tendered Notes to which that Consent or Waiver relates. Tenders of Notes may not be withdrawn and Consents and Waivers delivered may not be revoked after the Expiration Time, except in the limited circumstances described below. See “Withdrawal of Tenders (and Revocation of Related Consents and Waivers).” However, once the Amendments provided for in the Supplemental Indentures have become operative, there will be no way to revoke a Consent. After the Expiration Time, there will be no way to revoke a Waiver.

Untendered Notes
The Series A Notes are currently convertible into shares of Company Common Stock at a conversion price of $13.56 per share. The Series B Notes are currently convertible into shares of Company Common Stock at a conversion price of $20.78 per share. If you do not tender your Notes, they will remain outstanding according to their terms, as modified by the Amendments and the Waivers, if the Consent Condition and the Waiver Condition are met. You will continue to have the right to convert your Notes into shares of Company Common Stock, subject to the limitations contained in the Indentures, including Section 4.12, which provides that after the satisfaction of the Merger Condition, the Notes will be convertible into the Merger consideration of $9.32 in cash per share of Company Common Stock. In addition, if the Waiver Condition is met, Impsat will not be required to commence an offer to purchase the Notes following the change of control, as defined in Section 1.01 of each of the Indentures (“Change of Control”), that will be effected by the Merger.

Consent Condition
The Series A Amendments and the execution of the Series A Supplemental Indenture are conditioned upon receipt by the Depositary Agent of the valid and unrevoked Requisite Series A Consent by the Expiration Time, and the Series B Amendments and the execution of the Series B Supplemental Indenture are conditioned upon receipt by the Depositary Agent of the valid and unrevoked Requisite Series B Consent by the Expiration Time (the “Consent Condition”). The Requisite Series A Consent is not conditioned upon the receipt of the Requisite Series B Consent and the Requisite Series B Consent is not conditioned upon the receipt of the Requisite Series A Consent. Since a valid tender of Series A Notes will constitute the Consent of the tendering Holder to the Series A Amendments, the Consent Condition will be satisfied as to the Series A Notes if a majority in principal amount of the Series A Notes outstanding are validly tendered by registered Holders of those Series A Notes unaffiliated with Impsat as of the Expiration Time and the related Consents are not revoked prior to the Expiration Time. Since a valid tender of the Series B Notes will constitute the Consent of the tendering Holder to the Series B Amendments, the Consent Condition will be satisfied as to the Series B Notes if a majority in principal amount of the Series B Notes outstanding are validly tendered by registered Holders of those Series B Notes unaffiliated with Impsat as of the Expiration Time and the related Consents are not revoked prior to the Expiration Time.

Supplemental Indentures Condition
The Consent Condition is conditioned upon the execution by Impsat, the Guarantor and the Trustee of the Supplemental Indentures following the satisfaction of the conditions to the Offer, described under “Conditions to the Offer” (the “Supplemental Indentures Condition”).

Waiver Condition
The Series A Waiver is conditioned upon receipt by the Depositary Agent of the valid and unrevoked Requisite Series A Waiver by the Expiration Time, and the Series B Waiver is conditioned upon receipt by the Depositary Agent of the valid and unrevoked Requisite Series B Waiver by the Expiration Time (the “Waiver Condition”). The Series A Waiver is not conditioned upon the receipt of the Series B Waiver and the Series B Waiver is not conditioned upon the receipt of the Series A Waiver. Since a valid tender of the Series A Notes will constitute the Waiver of the tendering Holder, the Waiver Condition will be satisfied as to the Series A Notes if two-thirds in principal amount of the Series A Notes outstanding are validly tendered by registered Holders of those Series A Notes unaffiliated with Impsat as of the Expiration Time and the related Waivers are not revoked prior to the Expiration Time. Since a valid tender of the Series B Notes will constitute the Waiver of the tendering Holder, the Waiver Condition will be satisfied as to the Series B Notes if two-thirds in principal amount of the Series B Notes outstanding are validly tendered by registered Holders of those Series B Notes unaffiliated with Impsat as of the Expiration Time and the related Waivers are not revoked prior to the Expiration Time.

Conditions to the Offer	The Offer is conditioned upon, among other things, the:

• consummation of the transactions contemplated by the Merger Agreement (the “Merger Condition”); and • satisfaction of the General Conditions described under “Conditions to the Offer.”

If the conditions to the Offer are not satisfied, Impsat will not be required to accept for payment, purchase or pay for, and may delay the acceptance for payment of, any tendered Notes, and may terminate, extend or amend the Offer, in each event subject to Rules 13e-4 and 14e-1 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). See “Conditions to the Offer.”
Certain Material United States Federal
Income Tax Considerations
For a discussion of material tax considerations of the Offer and receipt of the Offer Consideration applicable to Holders of Notes, see “Certain Material United States Federal Income Tax Consequences.”

Source of Funds	For a discussion of the sources and amount of funds that will be used to pay the Offer Consideration to tendering Holders of Notes, see “Sources and Amount of Funds.”

Dealer Manager and Solicitation Agent	Goldman, Sachs & Co.

Information Agent	Georgeson, Inc.

Depositary Agent	The Bank of New York.

Trustee	The Bank of New York.

Guarantor	IMPSAT S.A., a subsidiary of Impsat.

Further Information
Additional copies of this Offer to Purchase and any other documents related to the Offer may be obtained by contacting the Information Agent or Depositary Agent at its telephone number and address set forth on the back cover of this Offer to Purchase.

ANSWERS TO QUESTIONS YOU MAY HAVE

The following are answers to some of the questions that you, as a Holder of the Notes, may have. We urge you to read the remainder of this Offer to Purchase and the accompanying Letter of Transmittal and Consent carefully because the information in this section is not complete. Additional important information is contained in the remainder of this document and in the other documents delivered with this Offer to Purchase.

Who is offering to buy your Notes and soliciting your Consent and Waiver?

Impsat is offering to purchase the Notes. In connection with its offer to purchase the Notes, Impsat is also soliciting consents to amend specified provisions under the Indentures pursuant to which the Notes were issued, and a waiver of its obligation to commence an offer to purchase the Notes within thirty (30) days following the Merger. The mailing address of Impsat’s principal executive offices is Elvira Rawson de Dellepiane 150, Piso 8, C1107BCA, Buenos Aires, Argentina.

What securities are the subject of this Offer to Purchase, Solicitation of Consents and Waivers?

We are offering to purchase, and requesting consents and waivers with respect to, all of our outstanding Series A 6% Senior Guaranteed Convertible Notes due 2011 and Series B 6% Senior Guaranteed Convertible Notes due 2011. As of January 29, 2007, there was $67,308,419 in aggregate principal amount of the Series A Notes outstanding and there was $25,595,000 in aggregate principal amount of the Series B Notes outstanding. The Series A Notes were issued under the Series A Indenture and the Series B Notes were issued under the Series B Indenture.

Why is the Company offering to purchase your Notes?

The principal purpose of the Tender Offer is to acquire any and all of the outstanding Notes in connection with the Merger. The purpose of the Solicitation, the Amendments and the Waivers is to eliminate certain covenants and events of default contained in the Indentures to enhance Impsat’s flexibility to effect the Merger and to enhance Impsat’s future financial and operational flexibility.

What price will you receive for your Notes if you tender them to us?

Holders who validly tender Notes prior to the Expiration Time and do not validly withdraw those Notes will receive the Offer Consideration. The Offer Consideration for Notes tendered prior to the Expiration Time will be a price of 101.0% of the principal amount of Notes tendered plus all accrued but unpaid interest thereon up to, but not including, the Payment Date.

What price will you receive if you consent to the Amendments?

We are not offering any separate or additional payments for your consent to the Amendments to the Indentures governing the Notes.

What price will you receive if you agree to the Waiver?

We are not offering any separate or additional payments for your Waiver under the Indentures governing the Notes.

Can you consent to the Amendments without tendering your Notes?

No. In order to consent to the Amendments, you must tender your Notes with respect to which the Consents relate. You cannot tender your Notes without consenting to the Amendments.

Can you agree to the Waiver without tendering your Notes?

No. In order to agree to the Waiver, you must tender your Notes with respect to which the Waiver relates. You cannot tender your Notes without agreeing to the Waiver.

Will the Company purchase the Notes in the Tender Offer even if it does not receive the Requisite Consents to the Amendments?

Yes. Receipt of the Requisite Consents is not a condition of the Tender Offer. However, you cannot tender your Notes without consenting to the Amendments.

Will the Company purchase the Notes in the Tender Offer even if it does not receive the Requisite Waiver?

Yes. Receipt of the Requisite Waiver is not a condition of the Tender Offer. However, you cannot tender your Notes without agreeing to the Waiver.

When do the Tender Offer, Solicitation and Waiver expire?

You have until 5:00 p.m., New York City time, on February 26, 2007, to tender your Notes in the Tender Offer, consent to the Amendments to the Indentures governing the Notes and agree to the Waiver, unless we choose to extend the Tender Offer, Solicitation and Waiver. We will make a public announcement if we extend the Tender Offer, Solicitation and Waiver no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration of the Tender Offer. See “Extension, Amendments and Termination.”

When will you receive payment for your tendered Notes?

Subject to the satisfaction or waiver of the conditions of the Tender Offer including the Merger Condition, we will pay for the tendered Notes in cash promptly following the Expiration Time. If the Tender Offer, Solicitation and Waiver are extended, we will pay for tendered Notes promptly following expiration of the extended Tender Offer, Solicitation and Waiver. We expect that we will pay the Offer Consideration no later than the business day following the Merger. We are not offering any separate or additional payments for your Consents with respect to the Notes, nor are we offering any separate or additional payments for your Waivers.

Can you withdraw your tendered Notes, revoke your Consents or revoke your Waivers?

Yes. You may withdraw your tendered Notes, revoke your Consents to the Amendments and revoke your Waivers at any time prior to the Expiration Time, or, if the Offer is extended, prior to 5:00 p.m., New York City time, on such later date. To withdraw your tender, revoke your Consents and revoke your Waivers, please follow the instructions under “Withdrawal of Tenders (and Revocation of Related Consents and Waivers).” If you withdraw your tendered Notes, you will be deemed to have revoked your Consents and Waivers with respect to the withdrawn Notes. Consents and Waivers provided in connection with a tender of Notes cannot be revoked without a concurrent valid withdrawal of the related Notes. No Offer Consideration will be paid in respect of Notes so withdrawn.

How will the Company pay for the tendered Notes?

Funds received from Global Crossing or other affiliates of Global Crossing in connection with the Merger will fund the Offer Consideration. See “Sources and Amount of Funds.”

What happens to your Notes if you do not tender your Notes?

If you do not tender your Notes, they will remain outstanding according to their terms. If the Consent Condition and the Waiver Condition are met, your notes will be modified by the Amendments and the Waivers. If the Merger Condition is satisfied, your Notes will be convertible into the Merger consideration of $9.32 in cash per share of Company Common Stock, without interest. If the Waiver Condition is met, Impsat will not be required to commence an offer to purchase the Notes following the Change of Control that will be effected by the Merger. See “Certain Considerations” in this Offer to Purchase.

After we purchase Notes in the Tender Offer, the trading market for the Notes may be significantly more limited, which will adversely affect the liquidity of the Notes. There can be no assurance that any trading market will exist for the Notes following the consummation of the Tender Offer.

The extent of the trading market for the Notes following the consummation of the Tender Offer will depend upon, among other things, the remaining outstanding principal amount of the Notes at that time, the number of Holders of the Notes remaining at that time and the interest in maintaining a market in the Notes on the part of securities firms.

If the Requisite Consents are received and the Amendments to the Indentures governing the Notes are approved, we and the Guarantor will execute, and use our reasonable best efforts to cause the Trustee to execute, Supplemental Indentures giving effect to the Amendments. See “The Amendments.”

Impsat may defease and discharge the Notes issued under the Indentures in accordance with the terms of the Indentures, as modified by supplemental indentures to the Series A Notes and Series B Notes, each dated November 15, 2006, which eliminated, among other things, the delayed effectiveness of a defeasance of the Notes. However, Impsat is not obligated to do so.

What are the general federal income tax consequences if you tender your Notes, deliver your consent to the Amendments and agree to the Waiver?

With respect to U.S. Holders (as defined herein), the receipt of cash in exchange for Notes in the Tender Offer will be a taxable transaction for federal income tax purposes. You will generally recognize gain or loss on the sale of a Note in an amount equal to the difference between (i) the amount of cash received for the Note (other than amounts received attributable to accrued but unpaid interest), and (ii) your “adjusted tax basis” in the Note at the time of the sale. If you have held the Notes as capital assets, such gain or loss will be capital gain or loss except in certain cases to the extent of accrued “market discount.” In general, this will be long-term capital gain or loss if the Notes were held for more than one year. See the summary discussion under the caption “Certain Material United States Federal Income Tax Consequences” in this document. This Offer to Purchase includes only a summary of the possible tax consequences to you. You should consult with your own tax advisor regarding the actual tax consequences to you.

How do you tender your Notes and deliver your Consents and Waivers?

To tender your Notes, deliver your Consents to the Amendments and deliver your Waivers, you must carefully follow the instructions in this document and in the accompanying materials. By tendering your Notes, you will be deemed to consent to the Amendments and agree to the Waivers with respect to the Indentures governing the Notes. Persons holding Notes through DTC must follow a different process from those who are themselves the record Holders of the Notes. See “Procedure for Tendering Notes.”

Who can you talk to if you need more information?

Any questions or requests for assistance or additional copies of this Offer to Purchase or the accompanying Letter of Transmittal and Consent may be directed to the Information Agent at (212) 440-9800 or (866) 277-5068 or the Dealer Manager and Solicitation Agent at (212) 357-0775 or (800) 828-3182. You may also contact your broker, dealer, commercial bank or trust company or nominee for assistance concerning this Offer.

THE COMPANY

IMPSAT Fiber Networks, Inc.

We are a leading provider of private network telecommunications, internet and information technology services to corporate and government clients in Latin America. We offer integrated data, data center, internet and voice solutions, with an emphasis on broadband transmission, to national and multinational companies, financial institutions, governmental entities and other business customers. We have operations in Argentina, Colombia, Venezuela, Ecuador, Brazil, Chile, Peru and the United States. Through these operations, we provide our customers with services throughout Latin America and the Caribbean. We provide our services through our networks, which consist of owned fiber optic and wireless links, teleports, data centers and earth stations and leased fiber optic and satellite links.

We own and operate an extensive pan-Latin American infrastructure, comprised of our Broadband Network (as defined below) and data center facilities. At September 30, 2006, our Broadband Network (“Broadbank Network”) consisted of 15 metropolitan area fiber optic networks and wireless links extending over 1,000 route kilometers in some of the largest cities in Latin America, long-haul fiber optic backbones in Brazil, Argentina, Chile and Colombia extending over 8,880 route kilometers and capacity on undersea cable systems. Our Broadband Network enables connections between and among major Latin American countries, combined with satellite capabilities, global telecommunications connections and internet access connecting major cities to other locations in Latin America, the Caribbean and the United States. Our infrastructure also includes 15 data centers (“Data Centers”) owned and operated by us, located in the largest cities in Argentina, Brazil, Colombia, Peru, Ecuador, Chile and Venezuela, which complement the Broadband Network. Our Broadband Network supports a variety of advanced transmission technologies, including Internet Protocol (“IP”), Multi-protocol Label Switching (“MPLS”), Asynchronous Transfer Mode (“ATM”) and Dense Wave Division Multiplexing (“DWDM”). The Data Centers support a complete set of data center services, ranging from housing and hosting to more complex managed solutions, including disaster recovery, applications management, business continuity and security services. Through our Data Centers, we are able to manage mission critical applications and co-location services to carriers, including the rental of secure space, equipment provisioning and operation maintenance services and interconnections in meet-me-room facilities.

Our operations began in Argentina in 1990 under the name IMPSAT S.A. (“IMPSAT Argentina”). We began expanding our operations outside of Argentina with the establishment of operations in Colombia, IMPSAT S.A. (“IMPSAT Colombia”) in 1991, and Venezuela, Telecomunicaciones Impsat S.A. (“IMPSAT Venezuela”) in 1992. In 1994, IMPSAT Corporation was organized as a Delaware holding company to combine the then-current Impsat businesses in Argentina, Colombia and Venezuela and its future businesses. Thereafter, new operating subsidiaries were created in Ecuador, Impsatel del Ecuador S.A. (“IMPSAT Ecuador”) in 1994, the United States, IMPSAT USA, Inc. (“Impsat USA”) in 1995, and Brazil, Impsat Comunicacoes Ltda. (“IMPSAT Brazil”) in 1998. In January 2000, we changed our company’s name from IMPSAT Corporation to IMPSAT Fiber Networks, Inc. During 2001, we commenced operations in Chile, Impsat Chile S.A. (“IMPSAT Chile”), and Peru, Impsat Peru S.A. (“IMPSAT Peru”).

We filed a voluntary petition for relief under Chapter 11 of the United States Bankruptcy Code with the United States Bankruptcy Court for the Southern District of New York on June 11, 2002 (the “Bankruptcy Case”). We subsequently filed our plan of reorganization under Chapter 11 of the United States Bankruptcy Code (the “Plan”) in the Bankruptcy Case, which Plan was confirmed in the Bankruptcy Case and became effective on the Bankruptcy Effective Date, March 25, 2003, at which time we emerged from bankruptcy. Pursuant to the Plan, we substantially reduced our outstanding debt and annual interest expense and increased our liquidity. At December 31, 2002, prior to the effectiveness of the Plan, our long-term debt, including current maturities and estimated liabilities subject to the Chapter 11 proceeding, aggregated approximately $1.09 billion. Also at December 31, 2002, our total indebtedness (including unpaid accrued interest through the petition date related to the Plan) aggregated $1.04 billion and our cash, cash equivalents and trading investments totaled $55.6 million. As of March 31, 2003, upon the effectiveness of the Plan, our total indebtedness was reduced to approximately $267.5 million, and our cash, cash equivalents and trading investments totaled approximately $61.9 million.

Upon our emergence from bankruptcy on March 25, 2003, we adopted “fresh start” reporting as required by SOP 90-7. Under SOP 90-7 fresh start reporting, a new reporting entity is considered to be created and the recorded amounts of assets and liabilities are adjusted to reflect their estimated fair values at the date fresh start reporting is applied. Among other things, this required us to allocate the reorganization value of our reorganized company to its specific tangible and identifiable assets and liabilities. As a result of the implementation of SOP 90-7 fresh start reporting, the consolidated financial statements of our company from and after its emergence from bankruptcy are not comparable to the consolidated financial statements in prior periods.

Global Crossing Limited

Upon completion of the Merger, we will be a wholly-owned subsidiary of Global Crossing. Global Crossing owns and operates a global IP-based network connecting more than 300 cities in 29 countries worldwide, including telecommunications businesses in Argentina, Brazil, Chile, Venezuela, Peru, Mexico, Panama and Central America.

Background of the Notes

The Company issued $67,531,000 in aggregate principal amount of the Series A Notes pursuant to the Series A Indenture and $25,595,000 in aggregate principal amount of Series B Notes pursuant to the Series B Indenture. The Notes mature on March 15, 2011. Until that time, the Notes bear interest at a rate of 6% per year on the principal amount, payable on March 15 and September 15 of each year. The Notes are general unsecured indebtedness of the Company, ranking pari passu in right of payment with all existing and future unsecured indebtedness of the Company, and are senior in right of payment to all subordinated indebtedness of the Company.

The Series A Notes are currently convertible into shares of Company Common Stock at a conversion price of $13.56 per share. The Series B Notes are currently convertible into shares of Company Common Stock at a conversion price of $20.78 per share. The price per share of Company Common Stock to be paid in the Merger is $9.32 in cash per share.

On November 15, 2006, the Company amended the Indentures governing the Notes to eliminate certain conditions to the defeasance and discharge of the Notes.

SOURCES AND AMOUNT OF FUNDS

Pursuant to the Merger Agreement, Global Crossing will acquire Impsat in exchange for a cash purchase price of $9.32 in cash per share of Company Common Stock, or an aggregate payment to Impsat stockholders and option holders of approximately $95 million. In addition, Global Crossing will refinance, purchase, defease, repay or assume Impsat’s outstanding indebtedness as of the effective time of the Merger. As of September 30, 2006, Impsat’s indebtedness was approximately $241 million and Impsat’s cash balance was approximately $19 million, resulting in a net debt balance of $222 million at that date.

The maximum amount of funds required by us to purchase the Notes pursuant to the Tender Offer is approximately $93.8 million. We intend to fund our purchase of the Notes hereunder, together with payment of the fees and expenses incurred in connection therewith, through funds received from Global Crossing or its affiliates and from the proceeds of financing activities undertaken by Global Crossing or its affiliates in connection with the Merger.

Neither the Offer nor the Merger is conditioned upon Global Crossing obtaining financing.

THE MERGER AND RELATED TRANSACTIONS

Impsat, Global Crossing and MergerCo entered into the Merger Agreement pursuant to which MergerCo will merge with and into Impsat, with Impsat to be the surviving corporation in the Merger. Upon completion of the proposed Merger, the Company Common Stock will be converted into the right to receive the cash Merger consideration in accordance with the Merger Agreement, and Impsat will become an indirect, wholly-owned subsidiary of Global Crossing.

The Offer is being made in connection with the Merger. It is intended that the Offer will be extended, if necessary, so that the Expiration Time occurs upon or shortly after the closing under the Merger Agreement. The closing under the Merger Agreement will take place when the conditions to closing have been satisfied or waived.

Conditions to Completion of the Merger

Under the Merger Agreement, the obligations of Impsat and Global Crossing to complete the proposed Merger are subject to the satisfaction of certain conditions, including but not limited to the following:

•	the adoption of the Merger Agreement by the requisite vote of Impsat shareholders;

•	the absence of any law or order prohibiting the consummation of the Merger;

•	the obtaining of all material consents, approvals and actions to consummate the Merger; and

•	the absence of certain material adverse effects specified in the Merger Agreement.

At a special meeting of stockholders held on January 17, 2007, the holders of shares of Company Common Stock entitled to exercise in excess of a majority of the outstanding voting power of Impsat voted to adopt the Merger Agreement. The remaining conditions to the closing of the Merger are in the process of completion. If these closing conditions have not been satisfied by the Expiration Time, Impsat intends to extend the Offer from time to time until these conditions are satisfied or the Merger Agreement is terminated. If the Merger Agreement is terminated for any reason, the Offer will be terminated.

As a condition to entering into the Merger Agreement, Morgan Stanley & Co. Incorporated, W.R. Huff Asset Management Co., L.L.C. and Mariano Torre Gomez entered into Support Agreements whereby they each agreed to tender all of their Series A Notes and Series B Notes pursuant to and in accordance with the terms of this Offer. For additional information with respect to the Merger, including additional information with respect to the conditions to the closing of the Merger, reference is made to Impsat’s Definitive Proxy Statement filed with the SEC on Schedule 14A, dated December 15, 2006 and incorporated herein by reference.

BACKGROUND AND PURPOSE OF THE OFFER

The principal purpose of the Tender Offer is to acquire any and all of the outstanding Notes in connection with the Merger. The purpose of the Solicitation and the Amendments is to eliminate certain covenants and events of default contained in the Indentures to enhance Impsat’s flexibility to effect the Merger and to enhance Impsat’s future financial and operational flexibility. The purpose of the Waivers is to eliminate Impsat’s obligation to commence an offer to purchase the Notes within thirty (30) days following the Merger. Impsat’s obligation to purchase tendered Notes pursuant to the Tender Offer is conditioned on, among other things, satisfaction of the Merger Condition. If the conditions to the Offer are not satisfied, Impsat will not be required to accept for payment, purchase or pay for any tendered Notes, and may terminate the Offer. See “Conditions to the Offer.”

None of the Trustee, the Dealer Manager and Solicitation Agent or the Depository Agent makes any recommendation as to whether or not Holders should provide Consents to the Amendments or the Waiver or whether they should tender any or all of their Notes.

PROCEDURE FOR TENDERING NOTES

The following describes the method that Holders wishing to tender Notes, Consents and Waivers must follow. Holders must timely tender their Notes, Consents and Waivers in accordance with the following procedures.

How to Tender Notes Held in Physical Form and Deliver Consents and Waivers

For a Holder to validly tender Notes held in physical form pursuant to this Offer to Purchase, a properly completed and validly executed Letter of Transmittal and Consent (or a manually signed facsimile thereof), together with any signature guarantees and any other documents required by the instructions to the Letter of Transmittal and Consent, must be received by the Depositary Agent at its address set forth below, and either certificates for tendered Notes must be received by the Depositary Agent at such address or such Notes must be transferred pursuant to the procedures for book-entry transfer described below and a confirmation of such book-entry transfer must be received by the Depositary Agent, in either case, prior to the Expiration Time.

THE LETTER OF TRANSMITTAL AND CONSENT AND NOTES SHOULD BE SENT ONLY TO THE DEPOSITARY AGENT, AND NOT TO IMPSAT, THE DEALER MANAGER AND SOLICITATION AGENT OR TO ANY BOOK-ENTRY TRANSFER FACILITY.

THE METHOD OF DELIVERY OF NOTES, THE LETTER OF TRANSMITTAL AND CONSENT AND ALL OTHER REQUIRED DOCUMENTS TO THE DEPOSITARY AGENT IS AT THE ELECTION AND THE RISK OF THE HOLDER TENDERING NOTES. DELIVERY OF SUCH DOCUMENTS WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY AGENT. IF SUCH DELIVERY IS BY MAIL, IT IS SUGGESTED THAT THE HOLDER USE PROPERLY INSURED, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, AND THAT THE MAILING BE MADE SUFFICIENTLY IN ADVANCE OF THE EXPIRATION TIME TO PERMIT DELIVERY TO THE DEPOSITARY AGENT PRIOR TO SUCH DATE. NO ALTERNATIVE, CONDITIONAL OR CONTINGENT TENDERS OF NOTES WILL BE ACCEPTED.

How to Tender Notes Held in Book-Entry Form and Deliver Consents and Waivers

Any Holder whose Notes are held in book-entry form through a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender Notes, deliver a Consent to the Amendments and deliver a Waiver should contact the Holder’s broker, dealer, bank, trust company or other nominee promptly and instruct that nominee to submit instructions on the Holder’s behalf. Please check with your nominee to determine its procedures.

Procedures to be Followed by Brokers, Dealers, Banks, Trust Companies and Other Nominees; ATOP; DTC System.

The Depositary Agent will establish one or more ATOP accounts on behalf of Impsat with respect to the Notes at DTC promptly after the date of this Offer to Purchase. ATOP allows a financial institution that is a participant in DTC’s system to make book-entry delivery of Notes, Consents and Waivers by causing DTC to transfer Notes into the ATOP account and electronically deliver the Consents and Waivers with respect to those Notes. Tenders of Notes and deliveries of Consents and Waivers are effected through the ATOP procedures by delivery of an Agent’s Message to the Depositary Agent. An “Agent’s Message” is a message, transmitted through the ATOP system by DTC to, and received by, the Depositary Agent and forming a part of a book-entry confirmation, which states that DTC has received an express acknowledgment from the tendering participant, which acknowledgment states that the participant (i) has received and agrees to be bound by this Offer to Purchase and that Impsat may enforce such agreement against such participant, (ii) consents to the Amendments and to the execution and delivery of the Supplemental Indentures as described in this Offer to Purchase and (iii) agrees to the Waiver as described in this Offer to Purchase.

DTC will authorize DTC participants for whom DTC or its nominee holds Notes to execute Consents and deliver Waivers with respect to those Notes; accordingly, the participants will be deemed for purposes of the Offer, Solicitation and Waiver to be Holders of record of those Notes and Agent’s Messages transmitted by DTC will be deemed to be valid Consents and Waivers with respect to those Notes. The Agent’s Message must be transmitted to and received by the Depositary Agent prior to the Expiration Time. Delivery of tenders is at the risk of the tendering Holder. Delivery will be deemed made only when the Agent’s Message is actually received by the Depositary Agent.

HOLDERS DESIRING TO TENDER THEIR NOTES SHOULD NOTE THAT THEY MUST ALLOW SUFFICIENT TIME FOR COMPLETION OF THE ATOP PROCEDURES DURING NORMAL BUSINESS HOURS OF DTC ON THOSE DATES. DELIVERY TO DTC DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY AGENT. THE HOLDER BEARS THE RISK OF UNTIMELY DELIVERY OF AN AGENT’S MESSAGE.

No Guaranteed Delivery

There are no guaranteed delivery procedures provided for by the Company in conjunction with the Offer under the terms of this Tender Offer, Solicitation and Waiver or any of the other Offer materials provided with this Offer to Purchase. Holders must timely tender their Notes in accordance with the instructions provided under this section.

Signature Guarantees

No signature guarantee is required on the Letter of Transmittal and Consent if the Notes tendered are tendered and delivered:

•
by a registered Holder of Notes (or by a participant in DTC whose name appears on a security position listing as the owner of such Notes) who has not completed the boxes entitled “Special Issuance/Delivery Instructions” or “Special Payment Instructions” on the Letter of Transmittal and Consent; or

•
for the account of a member firm of a registered national securities exchange, a member of the National Association of Securities Dealers, Inc. or a commercial bank or trust company having an office or correspondent in the United States or another “Eligible Guarantor Institution” as defined in Rule 17Ad-15 under the Exchange Act (each of the foregoing being referred to as an “Eligible Institution”).

If the Notes are registered in the name of a person other than the signer of the Letter of Transmittal and Consent or if Notes not accepted for payment or not tendered are to be returned to a person other than the registered Holder, then the signature on the Letter of Transmittal and Consent accompanying the tendered Notes must be guaranteed by a recognized participant in the Securities Transfer Agents Medallion Program (a “Medallion Signature Guarantor”). See the Instructions to the Letter of Transmittal and Consent.

Mutilated, Lost, Stolen or Destroyed Certificates

If a Holder desires to tender Notes, but the certificates evidencing such Notes have been mutilated, lost, stolen or destroyed, such Holder should contact the Trustee at: The Bank of New York, 101 Barclay Street, Floor 4 East, New York, New York 10286, Attention: Corporate Trust Administration, to receive information about the procedures for obtaining replacement certificates for Notes. We encourage you to contact the Trustee immediately in order to permit timely processing of the documentation that may be required to replace mutilated, lost, stolen or destroyed certificates.

HOLDERS WHO WISH TO TENDER THEIR NOTES AND DELIVER CONSENTS AND WAIVERS SHOULD MAIL, HAND DELIVER, SEND BY OVERNIGHT COURIER OR FACSIMILE FOR DELIVERY PRIOR TO THE EXPIRATION TIME THEIR PROPERLY COMPLETED AND DULY EXECUTED LETTER OF TRANSMITTAL AND CONSENT TO THE DEPOSITARY AGENT AT THE ADDRESS OR FACSIMILE NUMBER SET FORTH ON THE BACK COVER PAGE HEREOF AND ON THE LETTER OF TRANSMITTAL AND CONSENT IN ACCORDANCE WITH THE INSTRUCTIONS SET FORTH HEREIN AND THEREIN.

TENDERED NOTES, CONSENTS AND WAIVERS SHOULD BE DELIVERED TO THE DEPOSITARY AGENT. DELIVERY TO IMPSAT, THE DEALER MANAGER AND SOLICITATION AGENT, THE INFORMATION AGENT, THE TRUSTEE OR DTC DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY AGENT. HOWEVER, IMPSAT RESERVES THE RIGHT TO ACCEPT ANY NOTES, CONSENTS AND/OR WAIVERS RECEIVED BY IMPSAT, THE DEALER MANAGER AND SOLICITATION AGENT, THE INFORMATION AGENT, THE TRUSTEE OR DTC.

Interpretation

All questions as to the form of documents and validity, eligibility (including time of receipt), acceptance for payment and withdrawal of tendered Notes and revocation of corresponding Consents and Waivers will be determined by Impsat in its sole discretion, and its determination will be final and binding. Impsat reserves the absolute right to reject any and all tenders and withdrawals of Notes that it determines are not in proper form or for which the acceptance for payment or payment may, in the opinion of its counsel, be unlawful. Impsat also reserves the absolute right in its sole discretion to waive any of the conditions of the Offer or any defect or irregularity in the tender or withdrawal of Notes of, and granting and revocation of Consents and Waivers by, any particular Holder, whether or not similar conditions, defects or irregularities are waived in the case of other Holders. Tenders or withdrawals of Notes and granting and revocation of Consents and Waivers will not be deemed to have been made until such defects or irregularities have been cured or waived. Impsat’s interpretation of the terms and conditions of the Tender Offer, Solicitation and Waiver will be final and binding. None of Impsat, Global Crossing, the Dealer Manager and the Solicitation Agent, the Information Agent, the Depositary Agent, the Trustee or any other person will be under any duty to give notice of any defects or irregularities in tenders or any notices of withdrawal, nor will they incur any liability for failure to give any such notice.

WITHDRAWAL OF TENDERS (AND REVOCATION OF RELATED CONSENTS AND WAIVERS)

Notes tendered pursuant to the Offer may be withdrawn, Consents may be revoked and Waivers may be revoked, at any time prior to the Expiration Time. A valid withdrawal of tendered Notes prior to the Expiration Time will constitute the concurrent revocation of (and will be the only means of revoking) the related Consents and Waivers. A Holder may not revoke its Consent or Waiver without withdrawing from the Offer the previously tendered Notes to which that Consent or Waiver relates.

Tenders of Notes may not be withdrawn, and Consents and Waivers delivered may not be revoked, after the Expiration Time, unless Impsat is required by law to permit such withdrawal and revocation. In addition, tenders of Notes may be validly withdrawn if the Tender Offer is terminated by Impsat without any Notes being purchased. If the Offer is terminated without any Notes being purchased, all Notes tendered will be promptly returned to the tendering Holders, whether or not the Holders have withdrawn the Notes.

Once the Amendments provided for in the Supplemental Indentures have become operative, there will be no way to revoke a Consent. The Supplemental Indentures will be executed by Impsat, the Guarantor and the Trustee promptly following satisfaction of the Consent Condition. The Supplemental Indentures will provide that they will become effective upon execution, and that the Amendments will become operative when all securities validly tendered and not withdrawn prior to the Expiration Time are purchased pursuant to the Offer. See “The Amendments.”

The Waiver will become effective promptly following satisfaction of the Waiver Condition, and will become operative when all securities validly tendered and not withdrawn prior to the Expiration Time are purchased pursuant to the Offer. Additionally, after the Expiration Time, there will be no way to revoke a Waiver.

For a withdrawal of Notes, a revocation of Consent and a revocation of Waiver to be effective, the notice of withdrawal must be timely received by the Depositary Agent at its address set forth on the last page of this Offer to Purchase.

If Notes were tendered in physical form, the withdrawal notice must specify the name of the person who tendered the Notes to be withdrawn, the name in which the Notes were registered and the principal amount of Notes to be withdrawn. If certificates have been delivered to the Depositary Agent, the name of the Holder and the certificate number or numbers relating to such Notes withdrawn must also be furnished to the Depositary Agent prior to the physical release of the certificates for the withdrawn Notes. The notice of withdrawal must be signed by the Holder in the same manner as the Letter of Transmittal and Consent (including any required signature guarantees) or be accompanied by evidence satisfactory to Impsat that the person withdrawing the tender has succeeded to the beneficial ownership of such Notes.

If Notes were tendered by book-entry transfer, the withdrawal notice must:

•
specify the DTC Voluntary Offer Instruction (V.0.I.) Number, the name of the participant for whose account the Notes were tendered and the participant’s account number at DTC to be credited with the withdrawn Notes;

•	contain a description (including the principal amount) of the Notes to be withdrawn; and

•
be submitted through DTC’s ATOP system by the participant in the same manner as the participant’s name is listed on the applicable Agent’s Message, or be accompanied by evidence satisfactory to Impsat that the person withdrawing the tender has succeeded to the beneficial ownership of those Notes.

Withdrawal of tenders of Notes and revocation of Consents and Waivers may not be rescinded, and any Notes properly withdrawn will cease to be validly tendered for purposes of the Offer. Properly withdrawn Notes may be retendered by again following one of the procedures described in “Procedure for Tendering Notes” at any time prior to the Expiration Time.

Withdrawals of tenders of Notes and revocation of Consents and Waivers can only be accomplished in accordance with the foregoing procedures. See “Procedure for Tendering Notes — Interpretation” for additional information regarding the validity and eligibility of withdrawals of Notes and revocations of Consents and Waivers.

CERTAIN CONSIDERATIONS

In deciding whether or not to participate in the Offer, you should carefully consider the following information, in addition to the other information contained in this Offer to Purchase.

Adverse Effect on Trading Market, Market Price and Price Volatility of Notes That Remain Outstanding

The Notes are traded infrequently in transactions arranged through brokers and no reliable pricing information for the Notes is available. Holders of Notes are urged to contact their brokers to obtain the best available information as to current market prices.

To the extent that Notes are tendered and accepted in the Offer, the trading market for the Notes that remain outstanding will become more limited. Typically debt securities with smaller outstanding principal amounts available for trading, commonly referred to as the “float,” command lower prices than do comparable debt securities with greater floats. Therefore, the market price for Notes not tendered or not purchased may be affected adversely to the extent the principal amount of Notes tendered and purchased pursuant to the Offer reduces the float of the Notes. In addition, as noted below under “— Adverse Effect of the Amendments” and “— Adverse Effect of the Waivers,” the effectiveness of the Amendments and the Waivers are likely to have an adverse effect on the market price for the Notes. Accordingly, the liquidity, market value and price volatility of the Notes may be adversely affected by the consummation of the Offer.

Impsat cannot assure Holders of Notes that an active market, or that any trading market, in the Notes will exist, and cannot give Holders of Notes any assurance as to the price or prices at which the Notes may trade after the consummation of the Offer. The extent of the market for outstanding Notes following consummation of the Offer will depend, among other factors, upon the number of Holders that remain at that time and the interest in maintaining a market in the Notes on the part of securities firms. After consummation of the Offer, the Notes may trade at a discount compared to both current trading prices and the Offer Consideration depending on prevailing interest rates, the market for securities with similar credit features, Impsat’s economic performance and other factors.

The Series A Notes are currently convertible into shares of Company Common Stock at a conversion price of $13.56 per share. The Series B Notes are currently convertible into shares of Company Common Stock at a conversion price of $20.78 per share. If you do not tender your Notes, they will remain outstanding according to their terms, as modified by the Amendments and the Waivers if the Consent Condition and the Waiver Condition are met. After the satisfaction of the Merger Condition, in accordance with Section 4.12 of each of the Indentures, the Notes will be convertible into the Merger consideration of $9.32 in cash per share of Company Common Stock, without interest, and not into Company Common Stock. In addition, if the Waiver Condition is met, Impsat will not be required to commence an offer to purchase the Notes following the change of control that will be effected by the Merger.

If the Requisite Consents are received and the Supplemental Indentures are executed, the Company will no longer file any reports and/or other information with the SEC pursuant to Sections 13(a) or 15(d) of the Exchange Act. As a result, there will be little or no public information available with regard to the Notes.

If the Notes are not tendered and remain outstanding, the repayment of the Notes will be subject to, among other things, the risks inherent in the Company’s business as described under the heading “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2005 as well as the Current Report on Form 8-K filed on January 26, 2007 and incorporated by reference herein.

At any time Impsat, may defease and discharge the Notes issued under the Indentures in accordance with the terms of the Indentures, as modified by supplemental indentures to the Series A Notes and Series B Notes, each dated November 15, 2006, which eliminated the delayed effectiveness of a defeasance of the Notes. However, Impsat is not obligated to do so.

No Consent Payment; Amendments Effective as to All Notes

There is no separate or additional payment for the Consents to the Amendments. If the Supplemental Indentures become operative, the Amendments will be effective as to all Notes, including those held by Holders that did not validly deliver a Consent on or prior to the Expiration Time.

No Waiver Payment; Waivers Effective as to All Notes

There is no separate or additional payment for the Waivers. If the Waiver becomes operative, the Waiver will be effective as to all Notes, including those held by Holders that did not validly deliver a Waiver on or prior to the Expiration Time.

Adverse Effect of the Amendments

The Amendments are likely to have adverse consequences to Holders of Notes not tendered and accepted in the Offer. If the Consents required to adopt the Amendments are received, the Supplemental Indentures are executed, all Notes validly tendered prior to the Expiration Time are purchased pursuant to the Tender Offer and the Amendments become effective, Notes that are not tendered, or that are not accepted for purchase and payment pursuant to the Tender Offer will remain outstanding but will be subject to the terms of the Indentures and the Notes as modified by the Supplemental Indentures. Following the effectiveness of the Supplemental Indentures, Holders of outstanding Notes will cease to be entitled to the benefits of substantially all of the restrictive covenants and specific events of default and certain other provisions with respect to the Notes. See “The Amendments.” This may permit Impsat to take actions that could materially increase the credit risks faced by Holders of those Notes or that could otherwise be adverse to the interests of Holders of those Notes. Without taking into account any other factors affecting the Notes, this is likely to have an adverse effect on the value of any Notes that remain outstanding after the consummation of the Offer. See “Certain Considerations.”

Adverse Effect of the Waivers

The Waivers are likely to have adverse consequences to Holders of Notes not tendered and accepted in the Offer. If the requisite Waivers are received and the Waivers become effective, Impsat will not be required to commence an offer to purchase within thirty (30) days following the Merger at an offer price of 101.0% of the principal amount of the Notes. Consequently, Holders of Notes will lose the right to require Impsat to purchase Notes at a premium following a change of control. Without taking into account any other factors affecting the Notes, this is likely to have an adverse effect on the value of any Notes that remain outstanding after the consummation of the Offer. See “Certain Considerations.”

CONDITIONS TO THE OFFER

Notwithstanding any other provision of this Offer to Purchase, Impsat will not be required to accept for purchase or pay the Offer Consideration for Notes tendered pursuant to the Offer and may terminate, extend or amend the Offer and may (subject to Rules 13e-4 and 14e-1 under the Exchange Act, which requires that an offeror pay the consideration offered or return any securities deposited promptly after the termination or withdrawal of a tender offer) postpone the acceptance for purchase of and payment for Notes so tendered if, at or prior to the Expiration Time, any of the following shall not have occurred:

•	satisfaction of the Merger Condition; and

•	satisfaction of the General Conditions.

For purposes of the foregoing provision, all of the “General Conditions” will be deemed to be satisfied at the Expiration Time, unless any of the following occurs on or after the date of this Offer to Purchase and at or prior to the Expiration Time:
(a) There has been instituted or threatened or is pending any action or proceeding (or there shall have been any material adverse development in any action or proceeding currently pending or threatened) before or by any court, governmental, regulatory or administrative agency or instrumentality, or by any other person, which, directly or indirectly, (A) challenges the making of the Tender Offer or the Solicitation, the acquisition of Notes pursuant to the Tender Offer or otherwise relates in any manner to the Offer, (B) in the sole judgment of Impsat, is, or is reasonably likely to be, materially adverse to the business, operations, properties, condition (financial or otherwise), assets, liabilities or prospects of Impsat, its subsidiaries or its affiliates or (C) that would, or might, in the sole judgment of Impsat, prohibit, prevent, restrict or delay consummation of the Offer;

(b) Any order, statute, rule, regulation, executive order, stay, decree, judgment or injunction has been proposed, enacted, entered, issued, promulgated, enforced or deemed applicable by any court or governmental, regulatory or administrative agency or instrumentality (collectively, a “Legal Event”) that, in the reasonable judgment of Impsat, would or might prohibit, prevent, restrict or delay consummation of the Offer;

(c) The Trustee has objected in any respect to or taken any action that could, in the reasonable judgment of Impsat, adversely affect the consummation of the Offer or Impsat’s ability to effect any of the Amendments or has taken any action that challenges the validity or effectiveness of the procedures used by Impsat in soliciting the Consents and Waivers (including the form of the Consents or Waivers) or in the making of the Tender Offer or the solicitation or the acceptance of, or payment for, the Notes or the Consents or the Waivers; or

(d) There has occurred (A) any general suspension of, or limitation on prices for, trading in the United States securities or financial markets, (B) any significant change in the price of the Notes which is adverse to Impsat or any of its affiliates, (C) a material impairment in the trading market for debt securities, (D) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (E) any limitation (whether or not mandatory) by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, or other event that, in the reasonable judgment of Impsat, might affect the extension of credit by banks or other lending institutions, (F) there is (1) an outbreak or escalation of hostilities or acts of terrorism involving the United States or declaration of a national emergency or war by the United States or (2) any other calamity or crisis or any change in political, financial or economic conditions, if the effect of any event in (1) or (2), in Impsat’s sole judgment, makes it impracticable or inadvisable to proceed with the Offer, or (G) a material acceleration or worsening of any of the foregoing existing on the date of this Offer to Purchase.

The conditions to the Offer are for the sole benefit of Impsat and may be asserted by Impsat in its sole discretion regardless of the circumstances (including any action or inaction by Impsat) giving rise to those conditions and may be waived by Impsat, in whole or in part, in its sole discretion, whether or not any other condition of the Offer is also waived. Impsat has not made a decision as to what circumstances would lead it to waive any condition, and any waiver would depend on circumstances prevailing at the time of waiver. Any determination by Impsat concerning the events described in this section will be final and binding on all Holders.

ACCEPTANCE FOR PAYMENT AND PAYMENT

Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendments, and applicable law, on the Payment Date Impsat will purchase, by accepting for payment, and will promptly pay for all securities validly tendered and not withdrawn pursuant to the Offer at or prior to the Expiration Time. Notes will be accepted for payment in the Offer only in integral multiples of $1,000.

Payment for Notes purchased pursuant to the Tender Offer will be made by the deposit of the Offer Consideration plus accrued and unpaid interest in immediately available funds by Impsat on the Payment Date with the Depositary Agent, which will act as agent for tendering Holders for the purpose of receiving payment from Impsat and transmitting such payment to tendering Holders or DTC, as applicable. For purposes of the Offer, Impsat will be deemed to have accepted for purchase all Notes validly tendered (or defectively tendered Notes with respect to which Impsat has waived such defect) and not properly withdrawn if, as and when Impsat gives written notice thereof to the Depositary Agent.

Impsat expressly reserves the right, in its sole discretion and subject to Rule 14e-1 and Rule 13e-4(f) under the Exchange Act, to delay acceptance for payment of or payment for Notes if any of the conditions to the Offer shall not have been satisfied or waived, or in order to comply, in whole or in part, with any applicable law. See “Conditions to the Offer.” In all cases, payment by the Depositary Agent to Holders or beneficial owners of the Offer Consideration and accrued and unpaid interest for Notes purchased pursuant to the Tender Offer will be made only after timely receipt by the Depositary Agent of (i) certificates representing such Notes or timely confirmation of a book-entry transfer of such Notes into the Depositary Agent’s account at DTC pursuant to the procedures set forth under “Procedure for Tendering Notes,” (ii) a properly completed and duly executed Letter of Transmittal and Consent (or manually signed facsimile thereof) or a properly transmitted Agent’s Message and (iii) any other documents required by the Letter of Transmittal and Consent.

If any tendered Notes are not purchased pursuant to the Tender Offer for any reason, such Notes not purchased will be returned promptly, without expense, to the tendering Holder (or, in the case of Notes tendered by book-entry transfer, such Notes will be promptly credited to the account maintained at DTC from which Notes were delivered) after the expiration or termination of the Offer.

Holders whose Notes are accepted for payment pursuant to the Tender Offer will be entitled to receive the Offer Consideration plus accrued and unpaid interest. Under no circumstances will any additional interest be payable because of any delay in the transmission of funds to Holders by the Depositary Agent or DTC, as applicable.

Tendering Holders whose Notes are purchased in the Tender Offer will not be obligated to pay brokerage commissions to the Dealer Manager and Solicitation Agent, Information Agent or Depositary Agent. Impsat and Global Crossing will pay or cause to be paid all transfer taxes with respect to the purchase of any Notes unless the box titled “Special Payment Instructions” or the box titled “Special Issuance/Delivery Instructions” on the Letter of Transmittal and Consent has been completed, as described in the instructions thereto. Impsat and Global Crossing will pay all other charges and expenses in connection with the Offer.

EXTENSION, AMENDMENTS AND TERMINATION

Subject to applicable law, Impsat reserves the right, at any time or from time to time and regardless of whether or not the conditions set forth in “Conditions to the Offer” have been satisfied, to:
•	extend the Expiration Time from time to time and retain any Notes that have been previously tendered pursuant to the Offer;

•	to waive in whole or in part any conditions to the Offer;

•	amend the Offer in any respect at any time; or

•	terminate the Offer prior to the Expiration Time and return the Notes previously tendered.

In the event that the Offer is withdrawn, terminated or otherwise not completed, the Offer Consideration will not be paid or become payable to Holders of Notes who have validly tendered their Notes.

Impsat will make a public announcement as promptly as practicable following any extension, amendment or termination. In the case of an extension, the announcement will be issued no later than 9:00 a.m., New York City time, on the first business day after the then previously scheduled Expiration Time. Without limiting the manner in which Impsat may choose to make any public announcement, Impsat will have no obligation to publish, advertise or otherwise communicate any public announcement other than by issuing a press release.

If we make a material change in the terms of the Offer or the information concerning the Offer, or if we waive a material condition of the Offer, we will disseminate additional materials relating to the Offer and extend the Offer to the extent required by law. In addition, we may, if we deem appropriate, extend the Offer for any other reason. If the consideration to be paid in the Offer is increased or decreased or the principal amount of Notes subject to the Offer is increased or decreased, the Offer will remain open for at least ten (10) business days from the date our notice of such increase or decrease is first published, sent or given to Holders of Notes subject to the Offer.

THE AMENDMENTS

A Holder validly tendering Notes prior to the Expiration Time will, by tendering those Notes, be consenting to the Amendments. The Amendments will amend the terms of the Indentures to eliminate, among other things, Impsat’s obligation to comply with substantially all of the so-called “restrictive covenants” contained in the Indentures.

Series A Amendments

The Series A Amendments would delete in their entireties the following restrictive covenants in the Series A Indenture and would make certain other changes in the Series A Indenture of a technical or conforming nature, including the deletion of certain definitions and the elimination of certain cross-references:

•  Section 4.03  Limitation on Indebtedness.

•  Section 4.04  Limitation on Restricted Payments.

•  Section 4.05  Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries.

•  Section 4.06  Limitation on the Issuance and Sale of Capital Stock of Restricted Subsidiaries.

•   Section 4.07  Limitation on Issuances of Guarantees by Restricted Subsidiaries.

•    Section 4.08  Limitation on Transactions with Stockholders and Affiliates.

•    Section 4.09  Limitation on Liens.

•    Section 4.10  Limitation on Sale-Leaseback Transactions.

•    Section 4.11  Limitation on Asset Sales.

•    Section 4.14   Payment of Taxes and Other Claims.

•    Section 4.15  Maintenance of Properties and Insurance.

•    Section 4.17  Compliance Certificates.

•    Section 4.18  Commission Reports and Reports to Holders.

•    Section 4.21  Books and Records.

•    Section 5.01  When Company and the Guarantor May Merge, Etc.

The Series A Amendments would also eliminate all the provisions of Section 6.01 of the Series A Indenture as they apply to the covenants referred to above and would eliminate the Events of Default set forth in Sections 6.01(c), 6.01(d), 6.01(e) and 6.01(h).

Series B Amendments

The Series B Amendments would delete in their entirety the following restrictive covenants in the Series B Indenture and would make certain other changes in the Series B Indenture of a technical or conforming nature, including the deletion of certain definitions and the elimination of certain cross-references:

•    Section 4.03  Limitation on Indebtedness.

•    Section 4.04  Limitation on Restricted Payments.

•    Section 4.05  Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries.

•    Section 4.06  Limitation on the Issuance and Sale of Capital Stock of Restricted Subsidiaries.

•    Section 4.07  Limitation on Issuances of Guarantees by Restricted Subsidiaries.

•    Section 4.08  Limitation on Transactions with Stockholders and Affiliates.

•    Section 4.09  Limitation on Liens.

•    Section 4.10  Limitation on Sale-Leaseback Transactions.

•    Section 4.11  Limitation on Asset Sales.

•    Section 4.14 Payment of Taxes and Other Claims.

•    Section 4.15  Maintenance of Properties and Insurance.

•    Section 4.17  Compliance Certificates.

•    Section 4.18  Commission Reports and Reports to Holders.

•    Section 4.21  Books and Records.

•    Section 5.01  When Company and the Guarantor May Merge, Etc.

The Series B Amendments would also eliminate all the provisions of Section 6.01 of the Series B Indenture as they apply to the covenants referred to above and would eliminate the Events of Default set forth in Sections 6.01(c), 6.01(d), 6.01(e) and 6.01(h).

The sections of the Series A Indenture that are to be eliminated or modified pursuant to the Series A Supplemental Indenture are attached hereto as Exhibit A, and the sections of the Series B Indenture that are to be eliminated or modified pursuant to the Series B Supplemental Indenture are attached hereto as Exhibit B.

The Amendments constitute a single proposal and a consenting Holder must consent to the Amendments as an entirety and may not consent selectively with respect to certain of the Amendments. The Solicitation with respect to the Series A Notes is not conditioned upon receipt by Impsat of the Requisite Series B Consent and the Solicitation with respect to the Series B Notes is not conditioned upon receipt by Impsat of the Requisite Series A Consent.

The Amendments will be set forth in the Supplemental Indentures to the Indentures that will be executed by Impsat, the Guarantor and the Trustee promptly following satisfaction of the Consent Condition. The Supplemental Indentures will provide that they will become effective upon execution, and that the Amendments will not become operative unless and until all Notes validly tendered and not validly withdrawn prior to the Expiration Time are purchased pursuant to the Offer.

If the Amendments become operative, all Holders will be bound thereby. If all Notes validly tendered and not validly withdrawn prior to the Expiration Time are not purchased pursuant to the Offer (or if the Consent Condition is not satisfied), the Amendments will never become operative. If the Supplemental Indentures become operative, the Amendments will be binding on all Holders of Notes that remain outstanding. Effectiveness of the Amendments will have adverse consequences for Holders of Notes that do not tender in the Offer. See “Certain Considerations — Adverse Effect of the Amendments.”

The foregoing is qualified in its entirety by reference to the Indentures and the form of Supplemental Indentures, copies of which can be obtained without charge from the Depositary Agent.

THE WAIVERS

The consummation of the Merger will result in a Change of Control as defined in Section 1.01 of each of the Indentures. Pursuant to Section 4.12 of each of the Indentures, unless waived in writing by Holders of two-thirds in principal amount of the Notes then outstanding, within thirty (30) days after the consummation of the Merger, we will be required to offer to purchase the Notes for a purchase price of 101.0% of the principal amount thereof, plus accrued and unpaid interest, if any, up to the date of purchase.

By delivering a Series A Waiver in accordance with the Offer, a Holder will be waiving the requirement that we make this offer to purchase following the Merger. The Series A Waiver will be effective if we receive the Requisite Series A Waivers. By delivering a Series B Waiver in accordance with the Offer, a Holder will be waiving the requirement that we make this offer to purchase following the Merger. The Series B Waiver will be effective if we receive the Requisite Series B Waivers.

OTHER PURCHASES OF NOTES

Rule 13e-4 promulgated under the Exchange Act generally prohibits Impsat and its affiliates from purchasing Notes other than pursuant to the Offer, until at least ten (10) business days after the expiration or termination of the Offer. In addition, Rule 14e-5 promulgated under the Exchange Act generally prohibits Impsat and the Dealer Manager and Solicitation Agent and each of their affiliates from purchasing the Notes during the Offer other than pursuant to the Offer. Subject to Rule 13e-4 and Rule 14e-5, we expressly reserve the right, in our sole discretion, from time to time to purchase any Notes that are not tendered or accepted in the Offer, through open market purchases, privately negotiated transactions, subsequent tender offers, exchange offers, pursuant to the terms of the Notes or otherwise, upon terms that may or may not differ materially from the terms of the Offer.

CERTAIN MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

The following discussion is a summary of certain material United States federal income tax consequences of the Offer and receipt of the Offer Consideration to United States Holders and Non-United States Holders (as defined below) and is for general information only. This summary is based upon the Internal Revenue Code of 1986, as amended (the “Code”), existing and proposed Treasury regulations and judicial and administrative rulings, all of which are subject to change or differing interpretations, possibly with retroactive effect. There can be no assurance that the Internal Revenue Service (the “IRS”) will not challenge one or more of the tax consequences described herein, and we have not obtained, nor do we intend to obtain, a ruling from the IRS with respect to the United States federal income tax consequences of the Offer. Therefore, the IRS may assert a position contrary to the positions stated below, and a court may agree with any such assertion. Furthermore, no opinion of counsel has been or will be rendered with respect to the tax consequences of the Offer and receipt of the Offer Consideration. This summary applies only to Notes held as capital assets (within the meaning of Section 1221 of the Code), and does not purport to address all aspects of United States federal income taxation that may be relevant to particular Holders in light of their individual circumstances and does not address issues which may be specific to Holders subject to special treatment under the Code (e.g., brokers or dealers in securities or foreign currencies, tax-exempt entities, real estate investment trusts, partnerships or other pass-through entities for United States federal income tax purposes, banks, financial institutions, insurance companies, broker-dealers, controlled foreign corporations, United States expatriates, persons who hold the Notes as part of a straddle, hedge, conversion transaction, constructive sale or other integrated transaction for United States federal income tax purposes, United States Holders that have a functional currency other than the United States dollar, and persons that acquire Notes in connection with employment or other performance of service, all of whom may be subject to tax rules that differ significantly from those summarized below). In addition, this summary does not discuss any foreign, state, or local tax considerations, alternative minimum taxes or U.S. federal tax considerations other than income taxation.

If a partnership (including any entity or arrangement treated as a partnership for United States federal income tax purposes) is a Holder, the treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. A Holder that is a partnership and partners in such partnership should consult their tax advisors about the United States federal income tax consequences of the Offer.

For purposes of this discussion a “United States Holder” is a beneficial owner of Notes that for United States federal income tax purposes is (i) an individual citizen or resident of the United States, (ii) a corporation, or any entity or arrangement treated as a corporation for United States federal income tax purposes, that is created or organized under the laws of the United States or any state (or the District of Columbia), (iii) an estate the income of which is subject to United States federal income taxation regardless of its source, or (iv) a trust if a United States court is able to exercise primary supervision over the administration of the trust and one or more United States trustees or beneficiaries have the authority to control all substantial decisions of the trust, or a trust that has a valid election in effect under applicable Treasury regulations to be treated as a United States person. A “Non-United States Holder” is a beneficial owner of Notes, other than a partnership or similar pass-through entity, that is not a United States Holder.

An individual may be treated as a resident of the United States in any calendar year for United States federal income tax purposes, instead of a nonresident, by, among other ways, being present in the United States on at least 31 days in that calendar year and for an aggregate of at least 183 days during a three-year period ending in the current calendar year. For purposes of this calculation, an individual would count all of the days present in the current year, one-third of the days present in the immediately preceding year and one-sixth of the days present in the second preceding year.

This summary of certain material United States federal income tax consequences is for general information only and is not tax advice. Holders of notes are urged to consult their tax advisors with respect to the application of United States federal income tax laws to their particular situations as well as any tax consequences arising under other federal tax rules or under the laws of any state, local, foreign or other taxing jurisdiction or under any applicable tax treaty.

TO COMPLY WITH TREASURY DEPARTMENT CIRCULAR 230, HOLDERS ARE HEREBY NOTIFIED THAT: (A) ANY DISCUSSION OF UNITED STATES FEDERAL TAX ISSUES IN THIS OFFER TO PURCHASE AND CONSENT SOLICITATION STATEMENT IS NOT INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED BY HOLDERS, FOR THE PURPOSE OF AVOIDING PENALTIES UNDER THE CODE THAT MAY BE IMPOSED ON A HOLDER; (B) ANY SUCH DISCUSSION IS INCLUDED HEREIN BY IMPSAT IN CONNECTION WITH THE PROMOTION OR MARKETING BY IMPSAT OF THE TRANSACTIONS OR MATTERS ADDRESSED HEREIN; AND (C) HOLDERS SHOULD SEEK ADVICE BASED ON THEIR PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

United States Holders

Sales of Notes Pursuant to the Offer. The sale of Notes by United States Holders pursuant to the Offer will be a taxable transaction for United States federal income tax purposes. Subject to the discussion below of the market discount rules and the consent and waiver payments, a United States Holder selling Notes pursuant to the Offer generally will recognize capital gain or loss in an amount equal to the difference, if any, between the amount of the Offer Consideration received (other than amounts received attributable to accrued but unpaid interest, which will be taxed as ordinary income to the extent not previously included in income) and the United States Holder’s adjusted tax basis in the Notes sold as of the time of such sale. A United States Holder’s adjusted tax basis in the Notes generally will equal the cost of the Notes to the United States Holder, increased by the amount of any original issue discount or market discount previously taken into income by the United States Holder, and reduced by the amount of any amortizable bond premium previously amortized by the United States Holder with respect to the Notes. This gain or loss will be long term capital gain or loss if, on the date of the sale, a United States Holder’s holding period for the Notes exceeds one year. Non-corporate taxpayers are generally subject to reduced rates of federal income taxation on long-term capital gains. The deductibility of capital losses is subject to certain limitations.

Under the market discount rules of the Code, a United States Holder (other than a United States Holder who has made the election described below) who purchased a Note with “market discount” will be required to treat any gain recognized on the sale of such Note as ordinary income to the extent of the market discount that accrued during its holding period of that Note. Any gain in excess of the accrued market discount generally will be treated as capital gain under the rules described above. Market discount is generally defined as the excess of the Note’s stated principal amount (or revised issue price in the case of instruments issued with original issue discount) over the United States Holder’s purchase price for the Note, unless that excess is less than a statutory de minimis amount. A United States Holder who has elected under applicable Code provisions to include market discount in income currently as it accrues will not be required to treat any gain recognized as ordinary income under these rules. United States Holders should consult their tax advisors as to the portion of any gain that could be taxable as ordinary income under these provisions.

Consent and Waiver Payments. There are no separate or additional payments for the Consents to the Amendments or for the Waivers. The IRS may assert that a portion of the Offer Consideration should be treated as a separate fee for the Consents to the Amendments or for the Waivers that would be subject to tax as ordinary income rather than as consideration for the Notes. United States Holders should consult their tax advisors regarding the risk that a portion of the Offer Consideration could be treated as a separate fee.

Non-Tendering United States Holders. If the Amendments and the Waivers do not become operative, then a United States Holder will not recognize gain or loss with respect to Notes not tendered. If the Amendments and the Waivers do become operative, the tax treatment of a United States Holder with respect to Notes not tendered will depend upon whether the adoption of the Amendments and the Waivers results in a “deemed” exchange of such Notes for United States federal income tax purposes by such non-tendering United States Holder. Generally, the modification of a debt instrument will result in a deemed exchange of an old debt instrument for a new debt instrument if such modification is “significant” within the meaning of the Treasury regulations promulgated under Section 1001 of the Code (the “Regulations”). Such a deemed exchange would be a taxable event, unless a nonrecognition provision of the Code were to apply. Under the Regulations, the modification of a debt instrument is “significant” if, based on all the facts and circumstances and taking into account all modifications of the debt instrument collectively, the legal rights or obligations that are altered and the degree to which they are altered are “economically significant.” The Regulations provide that a modification of a debt instrument that adds, deletes, or alters “customary accounting or financial covenants” is not a “significant modification.” The Regulations do not, however, define “customary accounting or financial covenants.”

Under the Regulations, all prior modifications of the Notes must be considered collectively in determining whether the adoption of the Amendments and/or Waiver constitutes a significant modification. Impsat previously amended the Notes pursuant to a Consent Solicitation and Letter of Consent dated November 2, 2006 (the “Prior Amendments”). Whether the adoption of the Prior Amendments, the adoption of the Amendments and/or Waivers collectively constitutes a significant modification is unclear. Although the matter is not free from doubt, Impsat intends to take the position that the adoption of the Prior Amendments, the adoption of the Amendments and/or Waivers will not cause a significant modification of the Notes under the Regulations, and thus, there should not be a deemed exchange of “old” Notes for “new” Notes. If, in accordance with this position, the adoption of the Prior Amendments, the adoption of the Amendments and/or Waivers was not treated as a deemed exchange, the amended Notes would be treated as a mere continuation of the original Notes for United States federal income tax purposes.

There can be no assurance that the IRS will not challenge this position. If the IRS successfully asserted that the adoption of the Prior Amendments, the adoption of the Amendments and/or Waivers were treated as a significant modification of the Notes resulting in a deemed exchange of the “old” Notes for “new” Notes to non-tendering United States Holders, such deemed exchange would likely constitute a tax-free recapitalization if both the “old” Notes and the “new” Notes are treated as “securities” for United States federal income tax purposes. An instrument constitutes a “security” for these purposes if, based on all the facts and circumstances, the instrument constitutes a meaningful investment in the issuer of the instrument. Although there are a number of factors that may affect the determination of whether a debt instrument is a “security,” one of the most important factors is the original term of the instrument, or the length of time between the issuance of the instrument and its maturity. In general, instruments with an original term of more than ten years are likely to be treated as “securities,” and instruments with an original term of less than five years are unlikely to be treated as “securities,” but the IRS has publicly ruled that debt instruments with a term of less than five years may be “securities” if issued in exchange for debt instruments having the same maturity date and terms (other than interest rate), and which had an original term of greater than ten years. The “old” Series A Notes had an original term of approximately eight years and the “old” Series B Notes had an original term of approximately eight years. The “new” Series A Notes have a remaining term of approximately five years and the “new” Series B Notes have a remaining term of approximately five years. Therefore, it is uncertain whether the respective “old” or “new” Notes qualify as “securities.”

If there is a deemed exchange of “old” Notes for “new” Notes and the deemed exchange does not qualify as a tax-free recapitalization, non-tendering United States Holders could recognize taxable gain, or, subject to certain limitations, loss on the deemed exchange. A portion of such gain could be subject to ordinary income treatment if the non-tendering United States Holder acquired the Notes at a market discount. In addition, a non-tendering United States Holder’s adjusted tax basis in the “new” Notes generally would equal their issue price, and the non-tendering United States Holder would have a new holding period in the “new” Notes commencing on the day after the deemed exchange. A non-tendering United States Holder that recognizes gain on a deemed exchange may, if the Notes are not “traded on an established securities market” within the meaning of Section 453(k) of the Code, be able to report such gain using the installment method, which generally would permit the non-tendering Holder to defer recognition of part or all of that gain until payments are received.

If there is a deemed exchange and neither the “old” Notes nor the “new” Notes are “publicly traded” property, the issue price of the “new” Notes will be equal to the stated principal amount of the “New Notes.”.

If, however, the “new” Notes are “publicly traded” property, the issue price of the “new” Notes will be equal to the fair market value of the “new” Notes on the date of the deemed exchange. If the “new” Notes are not, but the “old” Notes are, “publicly traded” property, the issue price of the “new” Notes will be the fair market value of the “old” Notes on the date of the deemed exchange. The “old” Notes or “new” Notes would generally be considered “publicly traded” property if, at any time during the 60-day period ending 30 days after the date of the deemed exchange (i) they appear on a system of general circulation that provides a reasonable basis to determine the fair market value of the “old” Notes or the “new” Notes by disseminating either actual prices (including rates, yields, or other pricing information) of recent sales transactions or recent price quotations (including rates, yields, or other pricing information) of one or more brokers, dealers, or traders, or, possibly, (ii) price quotations are readily available from dealers, brokers or traders.

If there is a deemed exchange that is treated as a tax-free recapitalization, a non-tendering United States Holder will have an initial tax basis in the “new” Notes received in the deemed exchange equal to such United States Holder’s tax basis in the “old” Notes deemed exchanged therefor immediately prior to the deemed exchange, and such United States Holder’s holding period for the “new” Notes will include the period during which such United States Holder held the “old” Notes deemed surrendered in the deemed exchange.

Non-tendering United States Holders should consult their own tax advisors regarding the risk that the adoption of the Prior Amendments, the adoption of the Amendments and/or Waivers constitutes a significant modification for tax purposes, the tax consequences to them if the adoption of the Prior Amendments, the adoption of the Amendments and/or Waivers is so treated, the characterization of the “old” Notes and “new” Notes as “securities,” and the tax consequences of continuing to hold Notes after the adoption of the Prior Amendments, the adoption of the Amendments and/or Waivers.

Original Issue Discount. The Notes were issued with “original issue discount” (“OID”), due to the two-year interest holiday. Under the OID rules, United States Holders of the Notes have been required to include OID in gross income for the period during which it accrued, regardless of whether such United States Holder has received cash attributable to such OID. The amount of OID that is to be accrued and included in income with respect to the Notes is determined for each accrual period during the term of the Notes under the constant yield method, regardless of a United States Holder’s regular method of accounting.

If the adoption of the Amendments and/or Waivers, taken together with the adoption of the Prior Amendments, does not result in a deemed exchange of “old” Notes for “new” Notes, a non-tendering United States Holder will continue to accrue OID under the constant yield method pursuant to the same schedule. However, if there is a deemed exchange, the “new” Notes will not be considered issued with OID, if the issue price of the “new” Notes is at least equal to the stated redemption price at maturity of the “new” Notes, which, in the case of the “new” Notes, will be equal to the stated principal amount of the “new” Notes. If there is a deemed exchange and the stated redemption price at maturity exceeds the issue price of the “new” Notes, the “new” Notes will be considered issued with OID (with an exception for certain de minimis amounts) and a non-tendering United States Holder will be required to include such OID in gross income under the constant yield method.

If a non-tendering United States Holder’s tax basis in the “new” Notes exceeds the issue price of the “new” Notes, but is not more than the stated redemption price at maturity of the “new” Notes, the resulting acquisition premium would be amortized by the non-tendering United States Holder to offset OID accruals. If the non-tendering United States Holder’s tax basis in the “new” Notes exceeds the stated redemption price at maturity of the “new” Notes, there will be no OID accruals for such non-tendering United States Holder and the resulting premium may be amortizable over the term of the “new” Notes, if the non-tendering United States Holder elects.

Defeasance. Regardless of the United States federal income tax consequences of the Amendments and the Waivers, Impsat may legally satisfy and discharge the Notes at any time in accordance with the terms of the Indentures as modified by supplemental indentures to the Series A Notes and Series B Notes, each dated November 15, 2006, which eliminated among other things the delayed effectiveness of a defeasance of the Notes. If Impsat defeases and discharges the Notes, United States Holders who hold Notes at the time of a legal defeasance and discharge will likely be treated as exchanging their Notes in a taxable transaction. United States Holders are urged to consult their own tax advisors regarding the tax consequences of a legal defeasance and discharge.

Information Reporting and Backup Withholding. Sales of the Notes by United States Holders pursuant to the Offer generally will be subject to applicable information reporting requirements. In addition, certain United States Holders may be subject to a 28% backup withholding with respect to consideration received pursuant to the Offer unless that United States Holder:

•	is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact; or

•
provides a correct taxpayer identification number (by completing the Substitute Form W-9 that is included in the Letter of Transmittal, Consent and Waivers), certifies that it is not currently subject to backup withholding and otherwise complies with applicable requirements of the backup withholding rules.

Backup withholding is not an additional tax. Amounts withheld under the backup withholding rules may be credited against a United States Holder’s tax liability, if any, and a United States Holder may obtain a refund of any excess amounts withheld under the backup withholding rules by filing the appropriate claim for refund with the IRS in a timely manner.

Non-United States Holders

Gains from Sales of Notes Pursuant to the Offer. A Non-United States Holder generally will not be subject to United States federal withholding tax on any gain recognized on a sale of the Notes pursuant to the Offer (not including amounts attributable to accrued but unpaid interest) unless:

•
the gain is effectively connected with the Non-United States Holder’s conduct of a trade or business in the United States (and, if certain tax treaties apply, is attributable to a U.S. permanent establishment maintained by the Non-United States Holder); or

•	the Non-United States Holder is an individual who is present in the United States for 183 days or more in the taxable year of the sale, and certain other conditions are met.

Accrued Interest. A United States corporation is an “80/20 company” if at least 80 percent of its gross income during an applicable testing period is, directly or through its subsidiaries, “active foreign business income.” At present, Impsat believes that it may be an 80/20 company for United States federal income tax purposes. If Impsat is an 80/20 company, a Non-United States Holder generally would not be subject to United States income tax on cash received pursuant to the Offer that represents accrued but previously unpaid interest (including OID) on the Notes unless such Non-United States Holder has an office or fixed place of business in the United States to which the interest is attributable and the interest is derived in the active conduct of a banking, financing or similar business within the United States. Special rules apply to payments of interest to Non-United States Holders related to Impsat.

If Impsat is not an 80/20 company, subject to the discussion of backup withholding below, a Non-United States Holder still generally will not be subject to United States federal income or withholding tax on cash received pursuant to the Offer that represents accrued but previously unpaid interest (including OID) on the Notes, provided that:

•	the Non-United States Holder does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of Impsat that are entitled to vote;

•	the interest is not effectively connected with the conduct by the Non-United States Holder of a trade or business in the United States;

•
the Non-United States Holder is not (1) a controlled foreign corporation that is related to Impsat through stock ownership or (2) a bank receiving interest described in Section 881(c)(3)(A) of the Code; and

•
Impsat or its paying agent has received appropriate documentation (generally, an IRS Form W-8BEN or applicable substitute form) establishing that the Non-United States Holder is not a United States person.

Except as provided below with respect to Notes held in connection with a United States trade or business, a Non-United States Holder that does not qualify for an exemption from withholding tax on accrued but unpaid interest under this paragraph generally will be subject to withholding of United States federal income tax at a 30% rate (or a lower rate if so specified by an applicable income tax treaty and such Non-United States Holder provides a properly executed IRS Form W-8BEN or applicable substitute form) on payments attributable to accrued but unpaid interest.

Consent and Waiver Payments. There are no separate or additional payments for the Consents to the Amendments or for the Waivers. The IRS may assert that a portion of the Offer Consideration should be treated as a separate fee for the Consents to the Amendments or for the Waivers that would be subject to tax as ordinary income rather than as consideration for the Notes. Impsat does not intend to treat any portion of the offer consideration as a separate fee for the consents to the Amendments or for the Waivers and will treat it as consideration for the Notes for withholding purposes. Non-United States Holders should consult their tax advisors regarding the risk that a portion of the Offer Consideration could be treated as a separate fee.

Effectively Connected Income. A Non-United States Holder who holds Notes in connection with a trade or business that such Holder is conducting in the United States generally will be subject to United States federal income tax in the same manner as if the Non-United States Holder were a United States Holder with respect to any gain derived from the sale of such Notes and any accrued but unpaid interest attributable to such Notes and will not be subject to United States federal withholding taxes if such Holder provides the appropriate documentation (generally, an IRS Form W-8ECI or applicable substitute form). If such Non-United States Holder is a foreign corporation, it also may be required to pay a branch profits tax at a 30% rate (or a lower rate if so specified by an applicable income tax treaty), with specified adjustments.

Information Reporting and Backup Withholding. In general, information reporting and backup withholding will not apply to the payment of the Offer Consideration or accrued but unpaid interest to a Non-United States Holder if such Holder has provided the required certification showing that it is a Non-United States Holder and the payor does not have actual knowledge or reason to know that such Non-United States Holder is a United States person. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a Non-United States Holder can be refunded or credited against the Non-United States Holder’s United States federal income tax liability, if any, provided that the required information is furnished to the IRS in a timely manner.

Non-Tendering Non-United States Holders. A non-tendering Non-United States Holder generally will not be subject to United States Federal income taxation on gain (if any) recognized in connection with a deemed exchange of “old” Notes for “new” Notes (subject to withholding obligations discussed above, to the extent that amounts received in such exchange by a non-tendering Non-United States Holder are treated as payments of accrued interest) unless income in respect of the “old” Notes is treated as effectively connected to the conduct of a trade or business by the non-tendering Non-United States Holder in the United States (and, if certain tax treaties apply, is attributable to a U.S. permanent establishment maintained by the non-tendering Non-United States Holder) or, in the case of a non-resident alien individual non-tendering Non-United States Holder, the non-tendering Non-United States Holder is present in the United States for 183 days or more in the year of the deemed exchange and certain other conditions are met. In such case, the United States Federal income tax consequences to such non-tendering Non-United States Holder would be the same as those applicable to non-tendering United States Holders described above. In addition, if such non-tendering Non-United States Holder is a foreign corporation, it may be subject to a branch profits tax equal to 30% (or such lower rate provided by an applicable treaty) of its effectively connected earnings and profits for the taxable year, subject to certain adjustments.

Defeasance. Regardless of the United States federal income tax consequences of the Amendments and the Waivers, Impsat may legally satisfy and discharge the Notes at any time in accordance with the terms of the Indentures as modified by supplemental indentures to the Series A Notes and Series B Notes, each dated November 15, 2006, which eliminated among other things the delayed effectiveness of a defeasance of the Notes. If Impsat defeases and discharges the Notes, Non-United States Holders who hold Notes at the time of a legal defeasance and discharge will likely be treated as exchanging their Notes in a taxable transaction and may be subject to the rules discussed above in “Gains from Sales of Notes Pursuant to the offer.” Non-United States Holders are urged to consult their own tax advisors regarding the tax consequences of a legal defeasance and discharge

THE PRECEDING DISCUSSION OF UNITED STATES FEDERAL INCOME TAX CONSEQUENCES IS INCLUDED HEREIN FOR GENERAL INFORMATION ONLY AND DOES NOT CONSTITUTE AND IS NOT A SUBSTITUTE FOR PROFESSIONAL TAX ADVICE. HOLDERS OF NOTES ARE URGED TO CONSULT THEIR TAX ADVISORS AS TO THE SPECIFIC CONSEQUENCES TO THEM OF PAYMENT OF THE CONSENT PAYMENTS AND THE ADOPTION OF THE PROPOSED AMENDMENTS, INCLUDING THE APPLICABILITY OF STATE, LOCAL AND NON-UNITED STATES INCOME AND OTHER TAX LAWS.

MARKET AND TRADING INFORMATION

    The Notes are not listed on any national or regional securities exchange or reported on a national quotation system. To the extent that the Notes are traded, prices of the Notes may fluctuate greatly depending on the trading volume and the balance between buy and sell orders. Quotations for securities that are not widely traded, such as the Notes, may differ from the actual trading prices and should be viewed as approximations. Holders are urged to obtain current information with respect to the market prices for the Notes.

The Company Common Stock is traded over the counter under the symbol “IMFN.” This table shows, for the periods indicated, the range of high and low per share sales prices for the Company Common Stock as reported on the OTC Bulletin Board.

	High	Low
2007
First Quarter (through January 26, 2007)	$9.25	$9.21
2006
First Quarter	$7.50	$6.50
Second Quarter	$9.30	$8.00
Third Quarter	$8.50	$6.97
Fourth Quarter	$9.25	$8.00
2005
First Quarter	$6.50	$5.30
Second Quarter	$6.50	$5.28
Third Quarter	$7.45	$5.80
Fourth Quarter	$7.50	$5.82
2004
First Quarter	$7.70	$6.25
Second Quarter	$7.62	$6.52
Third Quarter	$6.45	$4.95
Fourth Quarter	$5.80	$4.20

The Series A Notes are currently convertible into shares of Company Common Stock at a conversion price of $13.56 per share. The Series B Notes are currently convertible into shares of Company Common Stock at a conversion price of $20.78 per share. If you do not tender your Notes, they will remain outstanding according to their terms, as modified by the Amendments and the Waivers if the Consent Condition and the Waiver Condition are met. After the satisfaction of the Merger Condition, in accordance with Section 4.12 of each of the Indentures, the Notes will be convertible into the Merger consideration of $9.32 in cash per share of Company Common Stock, without interest, and not into Company Common Stock. In addition, if the Waiver Condition is met, Impsat will not be required to commence an offer to purchase the Notes following the change of control that will be effected by the Merger.

Impsat may defease and discharge the Notes issued under the Indentures in accordance with the terms of the Indentures as modified by supplemental indentures to the Series A Notes and Series B Notes, each dated November 15, 2006, which eliminated, among other things, the delayed effectiveness of a defeasance of the Notes. However, Impsat is not obligated to do so.

WHERE YOU CAN FIND MORE INFORMATION

Impsat files annual, quarterly and current reports, with the Securities and Exchange Commission (the “SEC”). Holders may read and copy any materials Impsat files with the SEC at the SEC’s Public Reference Room at Room 100 F Street, N.E., Washington, D.C. 20549. For information on the operation of the Public Reference Room, call the SEC at 1-800-SEC-0330. Holders also can obtain reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC from the SEC’s internet site. The address of that site is http://www.sec.gov.

INCORPORATION OF DOCUMENTS BY REFERENCE

Impsat is “incorporating by reference” into this Offer to Purchase certain information it files with the SEC, which means that it can disclose important information to you by referring you to those documents. Any information that Impsat files with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Offer to Purchase and prior to the Expiration Time (other than current reports on Form 8-K furnished under Item 2.02 and Item 7.01 (including any financial statements or exhibits relating thereto furnished pursuant to Item 9.01)) will automatically update this Offer to Purchase. Any information included directly in this Offer to Purchase updates and supersedes any information previously filed with the SEC. The information incorporated by reference, as updated, is an important part of this Offer to Purchase.

Impsat has filed the following documents with the SEC and they are incorporated herein by reference:

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2005 (including the portions of the proxy statement for our annual meeting of stockholders incorporated by reference therein);

•	Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2006, June 30, 2006 and September 30, 2006; and

•
Current Reports on Form 8-K, filed on April 25, 2006, May 22, 2006, June 30, 2006, October 26, 2006, October 30, 2006, October 31, 2006, November 2, 2006, November 13, 2006, November 17, 2006, December 13, 2006, January 18, 2007, January 25, 2007 and January 26, 2007.

Pursuant to Rule 13e-4 under the Exchange Act, we have filed with the SEC a Tender Offer Statement on Schedule TO that contains additional information with respect to the Offer.

You may request a copy of these filings (other than exhibits, unless that exhibit is specifically incorporated by reference into that filing) at no cost, by writing to or telephoning Impsat at the following address and telephone number:

IMPSAT Fiber Networks, Inc. Elvira Rawson de Dellepiane 150 Piso 8, C1107BCA Buenos Aires, Argentina (5411) 5170-0000 Attn: Corporate Secretary
FORWARD-LOOKING STATEMENTS

This Offer to Purchase contains or incorporates by reference numerous forward-looking statements within the meaning of the federal securities laws. Statements that are not historical facts, including statements about Impsat’s beliefs and expectations, are forward-looking statements. Forward-looking statements include statements preceded by, followed by or that include the words, “plans,” “projects,” “intends,” “expects” or similar expressions.

Forward-looking statements are estimates and projections reflecting Impsat’s best judgment and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. These statements are based on beliefs and assumptions of Impsat’s management, which in turn are based on currently available information. Important assumptions relating to the forward-looking statements include, among others, assumptions regarding expected pricing levels, the timing and cost of expected capital expenditures, competitive conditions and general economic conditions. These assumptions could prove inaccurate. Although Impsat believes that the estimates and projections reflected in the forward-looking statements are reasonable, Impsat’s expectations may prove to be incorrect. Undue reliance should not be placed on any forward-looking statements, which are based on current expectations. Further, forward-looking statements speak only as of the date they are made, and except for Impsat’s obligations under Rule 13e-(4)(c)(3) and Rule 13e-4(e)(3) of the Exchange Act to disclose any material changes in information previously disclosed to Holders, Impsat undertakes no obligation to update publicly any of them in light of new information or future events.

In addition to factors that may be described in the Impsat’s filings with the SEC, the following factors, among others, could cause the Impsat’s actual results to differ materially from those expressed in any forward-looking statements made by the Impsat:

•	difficulties, delays or unanticipated costs in connection with consummating this Offer; and

•	difficulties, delays or unanticipated costs in connection with consummating the Merger.

You should consider the areas of risk described above, as well as those set forth in other documents Impsat has filed with the SEC and which are incorporated by reference into this Offer to Purchase, in connection with any forward-looking statements that may be made by Impsat in this Offer to Purchase. You are advised to consult any additional disclosures Impsat makes in its Quarterly Reports on Form 10-Q, Annual Reports on Form 10-K and Current Reports on Form 8-K to the SEC (which, among other places, can be found on the SEC’s website at http://www.sec.gov). See “Where You Can Find More Information.” Please see Impsat’s Annual Report on Form 10-K for the year ended December 31, 2005 for other forward-looking statements.

DEALER MANAGER AND SOLICITATION AGENT, INFORMATION AGENT, DEPOSITARY AGENT

Impsat has retained Goldman, Sachs & Co. to act as Dealer Manager and Solicitation Agent, Georgeson, Inc. to act as Information Agent and The Bank of New York to act as Depositary Agent in connection with the Offer. Impsat has agreed to pay the Dealer Manager and Solicitation Agent, the Information Agent and the Depository Agent customary fees for their services in connection with the Offer, to reimburse them for their out-of-pocket expenses and to indemnify them against certain liabilities.

The Dealer Manager and Solicitation Agent, in the ordinary course of its business, purchases and/or sells our securities, including the Notes, for its own account and for the accounts of its customers. As a result, the Dealer Manager and Solicitation Agent may at any time own certain of our debt or equity securities, including the Notes. In addition, the Dealer Manager and Solicitation Agent and its affiliates have performed or may perform various investment banking, commercial lending and financial advisory services for Impsat and its affiliates, and Global Crossing and its affiliates, including in connection with financing the Offer, the Merger and the related transactions, for which it has received or would receive customary fees and commissions. The Dealer Manager and Solicitation Agent may tender Notes into the Tender Offer for its own account.

None of the Dealer Manager and Solicitation Agent, the Information Agent or the Depositary Agent assume any responsibility for the accuracy or completeness of the information concerning Impsat or its affiliates or the Notes contained in this Offer to Purchase or the accompanying documents or for any failure by Impsat to disclose events that may have occurred and may affect the significance or accuracy of such information.

To tender Notes held in book-entry form, a Holder must tender pursuant to DTC’s ATOP program. A Holder may not tender directly to the Dealer Manager and Solicitation Agent, the Information Agent or the Depositary Agent. Delivery to DTC does not constitute delivery to the Depositary Agent. Delivery will be deemed made only when an ATOP Agent’s Message is actually received by the Depositary Agent. Delivery of tenders is at the risk of the tendering Holder and the Holder bears the risk of untimely delivery of an ATOP Agent’s Message.

To tender Notes held in physical form, a Holder must send directly to the Depositary Agent a Letter of Transmittal and Consent together with any other documents required. Certificates for tendered Notes must be received by the Depositary Agent or such Notes must be transferred pursuant to the procedures for book-entry transfer. See “Procedure for Tendering Notes.”

Any questions or requests for assistance or for additional copies of this Offer to Purchase or related documents may be directed to the Information Agent at its telephone number set forth below. A Holder may also contact the Dealer Manager and Solicitation Agent at its telephone number set forth below or such Holder’s broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

The Trustee for the Notes is:

The Bank of New York

101 Barclay Street
Floor 4 East
New York, New York 10286
Attention: Corporate Trust Administration

Questions regarding the Offer or the procedure for tendering, as well as requests for assistance or additional copies of this Offer or the Letter of Transmittal and Consent may be directed to the Information Agent at its address and telephone number listed below. You may also contact your broker, dealer, commercial bank trust company or other nominee for assistance with the Offer.

The Information Agent for the Offer to Purchase is:

Georgeson, Inc.

17 State Street, 10th Floor
New York, NY 10004
Banks and Brokers call: (212) 440-9800
Toll Free: (866) 277-5068

Manually signed facsimile copies of the Letter of Transmittal and Consent will be accepted.
The Letter of Transmittal and Consent and any other required documents should be sent or delivered by each Holder or such Holder’s broker, dealer, commercial bank, trust company or other nominee to the Depositary Agent at its address set forth below.

The Depositary Agent for the Offer to Purchase is:

The Bank of New York

By Mail:	By Facsimile Transmission: (212) 298-1915	By Hand or Overnight Courier:
101 Barclay Street, Floor 7 East New York, New York 10286 Attn: Corporate Trust Operations Reorganization Unit	For Eligible Institutions Only: For Confirmation Only Telephone: (212) 815-5098	101 Barclay Street, Floor 7 East New York, New York 10286 Attn: Corporate Trust Operations Reorganization Unit

The Dealer Manager and Solicitation Agent for the Offer to Purchase is:

Goldman, Sachs & Co.

One New York Plaza, 48th Floor
New York, New York 10004
Toll Free: (800) 828-3182
Collect: (212) 357-0775
Attn: Credit Liability Management Group

EXHIBIT A

THE SERIES A AMENDMENTS

If the Series A Amendments become operative, the provisions set forth below, including certain “Events of Default” (as defined in the Series A Indenture) will be deleted from or modified in the Series A Indenture. The Series A Amendments will also delete those definitions from the Series A Indenture that are used only in provisions that would be eliminated as a result of the elimination of the following provisions, and references to provisions in the Series A Indenture that have been deleted as a result of the Series A Amendments will be revised to reflect such deletions.

The provisions of the Series A Indenture reprinted below are qualified in their entirety by reference to the Series A Indenture. Capitalized terms used in this Appendix A without definition have the same meanings as set forth in the Series A Indenture.

If the Series A Amendments become operative, the following sections of the Series A Indenture will be eliminated:

ARTICLE 4

COVENANTS

SECTION 4.03. Limitation on Indebtedness.

(a) The Company shall not, and shall not permit any of its Restricted Subsidiaries to, Incur any Indebtedness (other than the Securities and Indebtedness existing on the Closing Date); provided that, if no Event of Default shall have occurred and be continuing at the time of or as a consequence of the Incurrence of any such Indebtedness, the Company may Incur Indebtedness if, after giving effect to the Incurrence of such Indebtedness and the receipt and application of the proceeds therefrom, the Fixed Charge Coverage Ratio would be at least 2.0 to 1.0.

Notwithstanding the foregoing, the Company and any Restricted Subsidiary (except as specified below) may Incur each and all of the following: (i) Indebtedness in an aggregate principal amount not to exceed $150 million, or in the event that the Company or any Restricted Subsidiary incurs any Indebtedness permitted under clause (vii) of this paragraph, the difference between $150 million less the amount of any such Indebtedness incurred pursuant to said clause (vii); provided that in the event that any Restricted Subsidiary (other than the Guarantor) Incurs any Indebtedness pursuant to this clause (i) in excess of $25 million in the aggregate at any time outstanding and the proceeds of such Indebtedness are not used for capital expenditures, then any such Restricted Subsidiary shall, as a condition precedent to incurring such Indebtedness, execute and deliver a supplemental indenture to this Indenture providing for a Guarantee of payment of the Securities by such Person; and provided further that no more than 25% of the Indebtedness Incurred under this clause (i) may be used for purposes other than capital expenditures; (ii) Indebtedness owed (A) to the Company evidenced by a promissory note or (B) to any Restricted Subsidiary; provided that any event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any subsequent transfer of such Indebtedness (other than to the Company or another Restricted Subsidiary) shall be deemed, in each case, to constitute an Incurrence of such Indebtedness not permitted by this clause (ii); (iii) Indebtedness issued in exchange for, or the net proceeds of which are used to refinance or refund, then outstanding Indebtedness (other than Indebtedness Incurred under clause (ii), (vi), (vii) or (x) of this paragraph) and any refinancings thereof in an amount not to exceed the amount so refinanced or refunded (plus premiums, accrued interest, fees and expenses); provided that Indebtedness the proceeds of which are used to refinance or refund the Securities, the Security Guarantee or Indebtedness that is pari passu with, or subordinated in right of payment to, the Securities or the Security Guarantee shall only be permitted under this clause (iii) if (A) in case the Securities or the Security Guarantee are refinanced in part or the Indebtedness to be refinanced is pari passu with the Securities or the Security Guarantee, such new Indebtedness, by its terms or by the terms of any agreement or instrument pursuant to which such new Indebtedness is outstanding, is expressly made pari passu with, or subordinate in right of payment to, the remaining Securities or Security Guarantee, as the case may be, (B) in case the Indebtedness to be refinanced is subordinated in right of payment to the Securities or the Security Guarantee, such new Indebtedness, by its terms or by the terms of any agreement or instrument pursuant to which such new Indebtedness is issued or remains outstanding, is expressly made subordinate in right of payment to the Securities or the Security Guarantee at least to the extent that the Indebtedness to be refinanced is subordinated to the Securities or the Security Guarantee, as the case may be, and (C) such new Indebtedness, determined as of the date of Incurrence of such new Indebtedness, does not mature prior to the Stated Maturity of the Indebtedness to be refinanced or refunded, and the Average Life of such new Indebtedness is at least equal to the remaining Average Life of the Indebtedness to be refinanced or refunded; and provided further that in no event may Indebtedness of the Company or the Guarantor be refinanced by means of any Indebtedness of any Restricted Subsidiary other than the Guarantor pursuant to this clause (iii); (iv) Indebtedness (A) in respect of performance, surety or appeal bonds provided in the ordinary course of business, (B) under Currency Agreements and Interest Rate Agreements; provided that such agreements (a) are designed solely to protect the Company or its Restricted Subsidiaries against fluctuations in foreign currency exchange rates or interest rates and (b) do not increase the Indebtedness of the obligor outstanding at any time other than as a result of fluctuations in foreign currency exchange rates or interest rates or by reason of fees, indemnities and compensation payable thereunder; and (C) arising from agreements providing for indemnification, adjustment of purchase price or similar obligations, or from Guarantees or letters of credit, surety bonds or performance bonds securing any obligations of the Company or any of its Restricted Subsidiaries pursuant to such agreements, in any case Incurred in connection with the disposition of any business, assets or Restricted Subsidiary (other than Guarantees of Indebtedness Incurred by any Person acquiring all or any portion of such business, assets or Restricted Subsidiary for the purpose of financing such acquisition), in a principal amount not to exceed the gross proceeds actually received by the Company or any Restricted Subsidiary in connection with such disposition; (v) Indebtedness of the Company, to the extent the net proceeds thereof are promptly (A) used to purchase Securities and Series B Notes tendered in an Offer to Purchase made as a result of a Change in Control or (B) deposited to defease the Securities (as described below under Article Eight) and the Series B Notes (as provided in Article Eight of the Series B Notes Indenture); (vi) Guarantees of the Securities and Guarantees of Indebtedness of the Company by any Restricted Subsidiary provided the Guarantee of such Indebtedness is permitted by and made in accordance with Section 4.07; (vii) Indebtedness outstanding at any time in the aggregate principal amount not to exceed $50 million from official, regional and multilateral development agencies; (viii) Acquired Indebtedness (I) to the extent Incurred in connection with an Asset Acquisition in which the consideration paid by the Company or any of its Restricted Subsidiaries consists solely of Capital Stock (other than Disqualified Stock) of the Company, without any limitations as to amount or (II) to the extent Incurred in connection with an Asset Acquisition in which the consideration paid by the Company or any of its Restricted Subsidiaries consists of cash or other property, so long as the aggregate amount of such consideration paid by the Company or any of its Restricted Subsidiaries does not exceed $15 million; (ix) Series B Notes issued (1) pursuant to the Plan or (2) to holders of Indebtedness existing as of the Closing Date in respect of which such holders did not vote affirmatively to accept the Plan so long as the amount of Series B Notes issued to any such holder does not exceed the amount of such Indebtedness that such holder would have been entitled to receive had it voted affirmatively to accept the Plan; (x) Indebtedness of any Restricted Subsidiary, to the extent that the Company is the beneficial owner of such Indebtedness and such Indebtedness is evidenced by a promissory note or participation certificate issued to the Company by the record holder of such indebtedness; and (xi) Indebtedness of the Company (in addition to Indebtedness permitted under clauses (i) through (x) above) in an aggregate principal amount outstanding at any time not to exceed $100 million, less any amount of such Indebtedness permanently repaid as provided under Section 4.11; provided that (i) such Indebtedness is expressly made subordinate in right of payment to the Securities, the terms of such subordinated Indebtedness expressly provide that (A) the holders of such Indebtedness shall not be entitled to receive any payments during such time as a Default or Event of Default has occurred and is continuing under the Securities or accelerate such Indebtedness until such time as a declaration of acceleration of the Securities has occurred pursuant to Section 6.01 hereof and (B) in the event that a declaration of acceleration of the Securities has been rescinded and annulled pursuant to Section 6.02 hereof, the event giving rise to the acceleration of such Indebtedness incurred pursuant to this clause (xi) shall be deemed cured and such acceleration shall be deemed rescinded and annulled without any further action, and (ii) such Indebtedness does not mature prior to Final Maturity.

(b) Notwithstanding any other provision of this Section 4.03, the maximum amount of Indebtedness that the Company or a Restricted Subsidiary may Incur pursuant to this Section 4.03 shall not be deemed to be exceeded, with respect to any outstanding Indebtedness due solely to the result of fluctuations in the exchange rates of currencies.

(c) For purposes of determining any particular amount of Indebtedness under this Section 4.03, (1) Guarantees, Liens or obligations with respect to letters of credit supporting Indebtedness otherwise included in the determination of such particular amount shall not be included and (2) any Liens granted pursuant to the equal and ratable provisions referred to in Section 4.09 shall not be treated as Indebtedness. For purposes of determining compliance with this Section 4.03, in the event that an item of Indebtedness meets the criteria of more than one of the types of Indebtedness described in the above clauses, the Company, in its sole discretion, shall classify, and from time to time may reclassify, such item of Indebtedness and only be required to include the amount and type of such Indebtedness in one of such clauses.

SECTION 4.04. Limitation on Restricted Payments.

       The Company will not, and will not permit any Restricted Subsidiary (including the Guarantor) to, directly or indirectly, (i) declare or pay any dividend or make any distribution on or with respect to its Capital Stock held by Persons other than the Company or any Restricted Subsidiary (other than (x) dividends or distributions payable solely in shares of its or such Restricted Subsidiary’s Capital Stock (other than Disqualified Stock) or in options, warrants or other rights to acquire shares of such Capital Stock and (y) pro rata dividends or distributions on Common Stock of Restricted Subsidiaries; provided that such payments made to Persons other than the Company or a Restricted Subsidiary shall be included in calculating whether the conditions of clause (C) of this first paragraph of Section 4.04 have been met), (ii) purchase, redeem, retire or otherwise acquire for value any shares of Capital Stock of the Company or the Guarantor (including options, warrants or other rights to acquire such shares of Capital Stock) held by Persons other than the Company or any of its Wholly-Owned Restricted Subsidiaries, (iii) make any voluntary or optional principal payment, or voluntary or optional redemption, repurchase, defeasance, or other acquisition or retirement for value, of Indebtedness of the Company that is subordinated in right of payment to the Securities or of the Guarantor that is subordinated to the Security Guarantee or (iv) make any Investment, other than a Permitted Investment, in any Person (such payments or any other actions described in clauses (i) through (iv) above being collectively “Restricted Payments”) if, at the time of, and after giving effect to, the proposed Restricted Payment: (A) a Default or Event of Default shall have occurred and be continuing, (B) the Company could not Incur at least $1.00 of Indebtedness under the first paragraph of Section 4.03 or (C) the aggregate amount of all Restricted Payments (the amount, if other than in cash, to be determined in good faith by the Board of Directors, whose determination shall be evidenced by a Board Resolution) made after the Closing Date shall exceed the sum of (1) 50% of the aggregate amount of the Adjusted Consolidated Net Income (or, if the Adjusted Consolidated Net Income is a loss, minus 100% of the amount of such loss) (determined by excluding income resulting from transfers of assets by the Company or a Restricted Subsidiary to an Unrestricted Subsidiary) accrued on a cumulative basis during the period (taken as one accounting period) beginning on the first day of the fiscal quarter commencing after the Closing Date and ending on the last day of the last fiscal quarter preceding the Transaction Date for which reports have been filed with the Commission or provided to the Trustee pursuant to Section 4.18 plus (2) the aggregate Net Cash Proceeds received by the Company after the Closing Date as a capital contribution or from the issuance and sale of its Capital Stock (other than Disqualified Stock) to a Person who is not a Subsidiary of the Company, including an issuance or sale permitted by this Indenture of Indebtedness of the Company for cash subsequent to the Closing Date upon the conversion of such Indebtedness into Capital Stock (other than Disqualified Stock) of the Company, or from the issuance to a Person who is not a Subsidiary of the Company of any options, warrants or other rights to acquire Capital Stock of the Company (in each case, exclusive of any convertible indebtedness, Disqualified Stock or any options, warrants or other rights that are redeemable at the option of the holder, or are required to be redeemed, prior to Final Maturity), in each case except to the extent such Net Cash Proceeds are used to Incur Indebtedness pursuant to clause (viii) of the second paragraph under Section 4.03, plus (3) an amount equal to the net reduction in Investments made pursuant to this first paragraph of this Section 4.04 in any Person resulting from payments of interest on Indebtedness, dividends, repayments of loans or advances, or other transfers of assets, in each case to the Company or any Restricted Subsidiary or from the Net Cash Proceeds from the sale of any such Investment (except, in each case, to the extent any such payment or proceeds are included in the calculation of Adjusted Consolidated Net Income), or from redesignations of Unrestricted Subsidiaries as Restricted Subsidiaries (valued in each case as provided in the definition of “Investments”), not to exceed, in each case, the amount of Investments previously made and treated as Restricted Payments by the Company or any Restricted Subsidiary in such Person or Unrestricted Subsidiary.

The foregoing provision shall not be violated by reason of: (i) the payment of any dividend within 60 days after the date of declaration thereof if, at said date of declaration, such payment would comply with the foregoing paragraph; (ii) the redemption, repurchase, defeasance or other acquisition or retirement for value of Indebtedness that is subordinated in right of payment to the Securities including premium, if any, and accrued and unpaid interest, with the proceeds of, or in exchange for, Indebtedness Incurred under clause (iii) of the second paragraph of part (a) of Section 4.03; (iii) the repurchase, redemption or other acquisition of Capital Stock of the Company or any Restricted Subsidiary (or options, warrants or other rights to acquire such Capital Stock) in exchange for, or out of the Net Cash Proceeds of a capital contribution or a substantially concurrent offering of, shares of Capital Stock (other than Disqualified Stock) of the Company (or options, warrants or other rights to acquire such Capital Stock); provided that the Net Cash Proceeds from such sale or such capital contribution (to the extent so used for such Restricted Payment) shall be excluded from the calculation of the amounts under clause (2) of the previous paragraph; (iv) the making of any principal payment or the repurchase, redemption, retirement, defeasance or other acquisition for value of Indebtedness of the Company that is subordinated in right of payment to the Securities in exchange for, or out of the Net Cash Proceeds of a capital contribution or a substantially concurrent offering of, shares of the Capital Stock (other than Disqualified Stock) of the Company (or options, warrants or other rights to acquire such Capital Stock); provided, however, that the Net Cash Proceeds from such sale or such capital contribution (to the extent so used for such Restricted Payment) shall be excluded from the calculation of the amounts under clause (2) of the previous paragraph; (v) payments or distributions, to dissenting stockholders pursuant to applicable law, pursuant to or in connection with a consolidation, merger or transfer of assets that complies with Article Five; (vi) Investments in Unrestricted Subsidiaries not to exceed, at any one time outstanding, $5 million; or (vii) Investments acquired in exchange for Capital Stock (other than Disqualified Stock) of the Company or with the Net Cash Proceeds of such Capital Stock; provided that such proceeds are so applied within 90 days of receipt thereof; provided that the Net Cash Proceeds from such sale or such capital contribution (to the extent so used for such Restricted Payment) shall be excluded from the calculation of the amounts under clause (2) of the previous paragraph; (viii) the payment of cash to (A) the holders of warrants issued pursuant to the Plan upon exercise of such warrants and (B) the holders of Securities or the Series B Notes upon conversion of the Securities or the Series B Notes, in each case in lieu of fractional shares of the Company’s Common Stock and (ix) other Restricted Payments in an aggregate amount not to exceed $10 million; provided that, except in the case of clause (i), no Default or Event of Default shall have occurred and be continuing or occur as a consequence of the actions or payments set forth therein. The value of any Restricted Payment made other than in cash shall be the fair market value thereof. The amount of any Investment “outstanding” at any time shall be deemed to be equal to the amount of such Investment on the date made, less the return of capital to the Company and its Restricted Subsidiaries with respect to such Investment (up to the amount of such Investment).

Each Restricted Payment permitted pursuant to the preceding paragraph (other than the Restricted Payment referred to in clause (ii) thereof, an exchange of Capital Stock for Capital Stock or Indebtedness referred to in clause (iv) thereof and an Investment referred to in clause (vi) thereof), and the Net Cash Proceeds from any capital contribution or any issuance of Capital Stock referred to in clauses (iv) and (vii), shall be included in calculating whether the conditions of clause (C) of the first paragraph of this Section 4.04 have been met with respect to any subsequent Restricted Payments. If the proceeds of an issuance of Capital Stock of the Company are used for the redemption, repurchase or other acquisition of the Securities, or Indebtedness that is pari passu with the Securities, then the Net Cash Proceeds of such issuance shall be included in clause (C) of the first paragraph of this Section 4.04 only to the extent such proceeds are not used for such redemption, repurchase or other acquisition of Indebtedness. For purposes of determining compliance with this Section 4.04, in the event that a Restricted Payment meets the criteria of more than one of the types of Restricted Payments described in clauses (i) through (x) of the preceding paragraph, the Company, in its sole discretion, shall classify such Restricted Payment and only be required to include the amount and type of such Restricted Payment in one of such clauses.

SECTION 4.05. Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries.

The Company will not, and will not permit any Restricted Subsidiary to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Restricted Subsidiary (other than the Guarantor) to (i) pay dividends or make any other distributions permitted by applicable law on any Capital Stock of such Restricted Subsidiary owned by the Company or any other Restricted Subsidiary, (ii) pay any Indebtedness owed to the Company or any other Restricted Subsidiary, make loans or advances to the Company or any other Restricted Subsidiary or (iv) transfer any of its property or assets to the Company or any other Restricted Subsidiary.

The foregoing provisions shall not restrict any encumbrances or restrictions: (i) existing on the Closing Date (including the Nortel Financing Agreements) or any other agreements in effect on the Closing Date, and any extensions, refinancings, renewals or replacements of such agreements; provided that the encumbrances and restrictions in any such extensions, refinancings, renewals or replacements are no less favorable in any material respect to the Holders than those encumbrances or restrictions that are then in effect and that are being extended, refinanced, renewed or replaced; (ii) existing under or by reason of applicable law; (iii) existing with respect to any Person or the property or assets of such Person acquired by the Company or any Restricted Subsidiary, existing at the time of such acquisition and not incurred in contemplation thereof, which encumbrances or restrictions are not applicable to any Person or the property or assets of any Person other than such Person or the property or assets of such Person so acquired; (iv) in the case of clause (iv) of the first paragraph of this Section 4.05, (A) that restrict in a customary manner the subletting, assignment or transfer of any property or asset that is a lease, license, conveyance or contract or similar property or asset, (B) existing by virtue of any transfer of, agreement to transfer, option or right with respect to, or Lien on, any property or assets of the Company or any Restricted Subsidiary not otherwise prohibited by this Indenture or (C) arising or agreed to in the ordinary course of business, not relating to any Indebtedness, and that do not, individually or in the aggregate, detract from the value of property or assets of the Company or any Restricted Subsidiary in any manner material to the Company or any Restricted Subsidiary (v) with respect to a Restricted Subsidiary and imposed pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock of, or property and assets of, such Restricted Subsidiary during the period between the execution of such agreement and the closing thereunder; or (vi) contained in the terms of any Indebtedness or any agreement pursuant to which such Indebtedness was issued if (A) the encumbrance or restriction applies only in the event of a payment default or a default with respect to a financial covenant contained in such Indebtedness or agreement, (B) the encumbrance or restriction is not more disadvantageous to the Holders of the Securities than is customary in comparable financings (as determined in good faith by the Board of Directors) and (C) the Board of Directors determines that any such encumbrance or restriction will not adversely affect the Company’s financial ability to make principal or interest payments on the Securities when due. Nothing contained in this Section 4.05 shall prevent the Company or any Restricted Subsidiary from (1) creating, incurring, assuming or suffering to exist any Liens otherwise permitted in Section 4.09 or (2) restricting the sale or other disposition of property or assets of the Company or any of its Restricted Subsidiaries that secure, in a manner permitted by this Indenture, Indebtedness of the Company or any of its Restricted Subsidiaries.

SECTION 4.06. Limitation on the Issuance and Sale of Capital Stock of Restricted Subsidiaries.

The Company will not sell, and will not permit any Restricted Subsidiary, directly or indirectly, to issue or sell, any shares of Capital Stock of a Restricted Subsidiary (including options, warrants or other rights to purchase shares of such Capital Stock) except (i) to the Company or a Wholly-Owned Restricted Subsidiary; (ii) issuances of director’s qualifying shares or sales to foreign nationals of shares of Capital Stock of foreign Restricted Subsidiaries, to the extent required by applicable law; (iii) if, immediately after giving effect to such issuance or sale, such Restricted Subsidiary would no longer constitute a Restricted Subsidiary and any Investment in such Person remaining after giving effect to such issuance or sale would have been permitted to be made under Section 4.04 if made on the date of such issuance or sale; (iv) the sale of Common Stock of Restricted Subsidiaries that is not Disqualified Stock, if the proceeds of such issuance or sale are applied in accordance with clause (A) or (B) of the first paragraph of Section 4.11 or (v) the transfer of up to 3% of the Common Stock of ConeXia S.A. to employees of ConeXia S.A. in connection with such employment.

SECTION 4.07. Limitation on Issuances of Guarantees by Restricted Subsidiaries.

The Company will not permit any Restricted Subsidiary, directly or indirectly, to Guarantee any Indebtedness of the Company or the Guarantor (“Guaranteed Indebtedness”), unless (i) such Restricted Subsidiary simultaneously executes and delivers a supplemental indenture to this Indenture (x) for a Guarantee (a “Subsidiary Guarantee”) on the terms contained in Article Eleven of this Indenture, mutatis mutandis, of payment of the Securities by such Restricted Subsidiary and (y) that, upon such execution and delivery, such Restricted Subsidiary shall, with respect to such Subsidiary Guarantee, be subject to all of the obligations of, and deemed to be for all purposes, a Guarantor under this Indenture (and such Subsidiary Guarantee shall be deemed to be a Security Guarantee for all purposes under this Indenture) with the same effect as if such Restricted Subsidiary had been named as a Guarantor in this Indenture, (ii) such supplemental indenture is accompanied by an opinion of counsel to the effect that the supplemental indenture has been duly authorized, executed and delivered by such Restricted Subsidiary, is enforceable against such Restricted Subsidiary (subject to customary exceptions) and is in compliance in all material respects with the terms of this Indenture and (iii) such Restricted Subsidiary waives and will not in any manner whatsoever claim or take the benefit or advantage of, any rights of reimbursement, indemnity or subrogation or any other rights against the Company or any other Restricted Subsidiary as a result of any payment by such Restricted Subsidiary under its Subsidiary Guarantee; provided that this paragraph shall not be applicable to any Guarantee of any Restricted Subsidiary that is permitted as Acquired Indebtedness under Section 4.03 of this Indenture and existed at the time such Person became a Restricted Subsidiary and was not Incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary. If the Guaranteed Indebtedness is (A) pari passu with the Securities or the Security Guarantee, then the Guarantee of such Guaranteed Indebtedness shall be pari passu with, or subordinated to, the Security Guarantee or (B) subordinated to the Securities or the Security Guarantee, then the Guarantee of such Guaranteed Indebtedness shall be subordinated to the Security Guarantee at least to the extent that the Guaranteed Indebtedness is subordinated to the Securities or the Security Guarantee, as the case may be.

Notwithstanding the foregoing, any Subsidiary Guarantee by a Restricted Subsidiary may provide by its terms that it shall be automatically and unconditionally released and discharged upon (i) any sale, exchange or transfer, to any Person not an Affiliate of the Company, of all of the Company’s and each Restricted Subsidiary’s Capital Stock in, or all or substantially all the assets of, such Restricted Subsidiary (which sale, exchange or transfer is not prohibited by this Indenture) or (ii) the release or discharge of the Guarantee that resulted in the creation of such Subsidiary Guarantee, except a discharge or release by or as a result of payment under such Guarantee.

SECTION 4.08. Limitation on Transactions with Stockholders and Affiliates.

The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, enter into, renew or extend any transaction (including, without limitation, the purchase, sale, lease or exchange of property or assets, or the rendering of any service) with any holder (or any Affiliate of such holder) of 5% or more of any class of Capital Stock of the Company or with any Affiliate of the Company or any Restricted Subsidiary, unless (A) the transaction is upon fair and reasonable terms no less favorable to the Company or such Restricted Subsidiary than could be obtained, at the time of such transaction or, if such transaction is pursuant to a written agreement, at the time of the execution of the agreement providing therefor, in a comparable arm’s-length transaction with a Person that is not such a holder or an Affiliate; and (b) the Company delivers to the Trustee (1) with respect to any such transaction or series of related transactions involving aggregate consideration in excess of $1.0 million, a resolution of the Board of Directors set forth in an Officers’ Certificate certifying that such transaction complies with this covenant and that such transaction has been approved by a majority of the disinterested members of the Board of Directors; and (2) with respect to any such transaction or series of related transactions involving aggregate consideration in excess of $20.0 million, an opinion as to the fairness to the Company or such Subsidiary of the financial terms of such transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing.

The foregoing limitation does not limit, and shall not apply to (i) any transaction solely between the Company and any of its Wholly-Owned Restricted Subsidiaries or solely between Wholly-Owned Restricted Subsidiaries; (ii) the payment of reasonable and customary regular fees to directors of the Company who are not employees of the Company; (iii) any payments or other transactions pursuant to any tax-sharing agreement between the Company and any other Person with which the Company files a consolidated tax return or with which the Company is part of a consolidated group for tax purposes; or (iv) any Restricted Payments not prohibited by Section 4.04.

SECTION 4.09. Limitation on Liens.

The Company will not, and will not permit any Restricted Subsidiary to, create, incur, assume or suffer to exist any Lien on any of its assets or properties of any character (including, without limitation, licenses), or any shares of Capital Stock or Indebtedness of any Restricted Subsidiary, without making effective provision for all of the Securities and all other amounts due under this Indenture to be directly secured equally and ratably with (or, if the obligation or liability to be secured by such Lien is subordinated in right of payment to the Securities, prior to) the obligation or liability secured by such Lien.

The foregoing limitation does not apply to (i) Liens existing on the Closing Date; (ii) Liens granted after the Closing Date on any assets or Capital Stock of the Company or its Restricted Subsidiaries created in favor of the Holders and the holders of the Series B Notes on an equal basis between the Securities and the Series B Notes; (iii) Liens with respect to the assets of a Restricted Subsidiary granted by such Restricted Subsidiary to the Company or a Wholly- Owned Restricted Subsidiary to secure Indebtedness owing to the Company or such other Restricted Subsidiary; (iv) Liens securing Indebtedness that is Incurred to refinance secured Indebtedness permitted to be Incurred under clause (iii) of the second paragraph of Section 4.03; provided that such Liens do not extend to or cover any property or assets of the Company or any Restricted Subsidiary other than the property or assets securing the Indebtedness being refinanced; (v) Permitted Liens.

SECTION 4.10. Limitation on Sale-Leaseback Transactions.

The Company will not, and will not permit any Restricted Subsidiary to, enter into any sale-leaseback transaction involving any of its assets or properties whether now owned or hereafter acquired, whereby the Company or a Restricted Subsidiary sells or transfers such assets or properties and then or thereafter leases such assets or properties or any part thereof or any other assets or properties that the Company or such Restricted Subsidiary, as the case may be, intends to use for substantially the same purpose or purposes as the assets or properties sold or transferred, unless:

the Company or that Restricted Subsidiary, as applicable, could have (a) incurred Indebtedness in an amount equal to the Attributable Debt relating to such sale and leaseback transaction permitted under the caption “Limitation on Indebtedness” and (b) incurred a Lien to secure such Indebtedness pursuant to the covenant described above under the caption “Limitation on Liens;”

the gross cash proceeds of that sale and leaseback transaction are at least equal to the fair market value (in the case of gross cash proceeds in excess of $5.0 million as determined in good faith by the Board of Directors and set forth in an Officers’ Certificate delivered to the Trustee), of the property that is the subject of that sale and leaseback transaction; and

the transfer of assets in that sale and leaseback transaction is permitted by, and the Company applies the proceeds of such transaction in compliance with, the covenant described above under the caption “Limitation on Asset Sales.”

The foregoing restriction does not apply to any sale-leaseback transaction if the transaction is solely between the Company and any Wholly-Owned Restricted Subsidiary or solely between Wholly-Owned Restricted Subsidiaries.

SECTION 4.11. Limitation on Asset Sales.

The Company will not, and will not permit any Restricted Subsidiary to, consummate any Asset Sale, unless (i) the consideration received by the Company or such Restricted Subsidiary is at least equal to the fair market value of the assets sold or disposed of and (ii) at least 85% of the consideration received consists of cash or Temporary Cash Investments. Within 365 days after the receipt of any Net Cash Proceeds from any Asset Sale, the Company shall or shall cause the relevant Restricted Subsidiary to (i) (A) apply an amount equal to the Net Cash Proceeds to permanently repay unsubordinated Indebtedness of the Company, the Guarantor or of any other Restricted Subsidiary, in each case owing to a Person other than the Company or any of its Restricted Subsidiaries or (B) invest an equal amount, or the amount not so applied pursuant to clause (A) (or enter into a definitive agreement committing to so invest within 12 months after the date of such agreement), in property or assets (other than current assets) of a nature or type or that are used in a business (or in a company having property and assets of a nature or type, or engaged in a business) similar or related to the nature or type of the property and assets of, or the business of, the Company and its Restricted Subsidiaries existing on the date of such investment (as determined in good faith by the Board of Directors, whose determination shall be conclusive and evidenced by a Board Resolution) and (ii) apply (no later than the end of the 365-day period referred to in clause (i)) the Net Cash Proceeds (to the extent not applied pursuant to clause (i)) as provided in the following paragraph of this Section 4.11. The amount of the Net Cash Proceeds required to be applied (or to be committed to be applied) during such 12-month period as set forth in clause (i) of the preceding sentence and not applied as so required by the end of such period shall constitute “Excess Proceeds.”

If, as of the first day of any calendar month, the aggregate amount of Excess Proceeds not theretofore subject to an Offer to Purchase pursuant to this Section 4.11 totals at least $10 million, the Company must commence, not later than the fifteenth Business Day of such month, and consummate an Offer to Purchase from the Holders on a pro rata basis an aggregate principal amount of Securities equal to the Excess Proceeds on such date, at a purchase price equal to 101% of the Claimed Amount (in effect as of the Payment Date) of the Securities, plus accrued interest (if any) to the Payment Date.

SECTION 4.14. Payment of Taxes and Other Claims.

The Company shall pay or discharge and shall cause each of its Subsidiaries to pay or discharge, or cause to be paid or discharged, before the same shall become delinquent (i) all material taxes, assessments and governmental charges levied or imposed upon (a) the Company or any such Subsidiary, (b) the income or profits of any such Subsidiary which is a corporation or (c) the property of the Company or any such Subsidiary and (ii) all material lawful claims for labor, materials and supplies that, if unpaid, might by law become a Lien upon the property of the Company or any such Subsidiary; provided that the Company shall not be required to pay or discharge, or cause to be paid or discharged, any such tax, assessment, charge or claim the amount, applicability or validity of which is being contested in good faith by appropriate proceedings and for which adequate reserves have been established.

SECTION 4.15. Maintenance of Properties and Insurance.

The Company shall cause all properties used or useful in the conduct of its business or the business of any of its Restricted Subsidiaries, to be maintained and kept in good condition, repair and working order and supplied with all necessary equipment and will cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, all as in the judgment of the Company may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times; provided that nothing in this Section 4.15 shall prevent the Company or any such Restricted Subsidiary from discontinuing the use, operation or maintenance of any of such properties or disposing on any of them, if such discontinuance or disposal is, in the judgment of the Company, desirable in the conduct of the business of the Company or such Restricted Subsidiary.

The Company shall provide or cause to be provided, for itself and its Restricted Subsidiaries, insurance (including appropriate self-insurance) against loss or damage of the kinds customarily insured against by corporations similarly situated and owning like properties, including, but not limited to, products liability insurance and public liability insurance, with reputable insurers or with the government of the United States of America, or an agency or instrumentality thereof, in such amounts, with such deductibles and by such methods as shall be customary for corporations similarly situated in the industry in which the Company or such Restricted Subsidiary, as the case may be, is then conducting business.

SECTION 4.17. Compliance Certificates.

The Company shall deliver to the Trustee, within 90 days after the end of the Company’s fiscal year, an Officers’ Certificate stating whether or not the signers know of any Default or Event of Default that occurred during such fiscal year. Such certificates shall contain a certification from the principal executive officer, principal financial officer or principal accounting officer of the Company that a review has been conducted of the activities of the Company and the Restricted Subsidiaries and the Company’s and the Restricted Subsidiaries’ performance under this Indenture and that, to the best knowledge of such officer, the Company has complied with all conditions and covenants under this Indenture. For purposes of this Section 4.17, such compliance shall be determined without regard to any period of grace or requirement of notice provided under this Indenture. If any such officer knows of such a Default or Event of Default, the certificate shall describe any such Default or Event of Default and its status.

(b) The Company shall deliver to the Trustee, within 90 days after the end of its fiscal year, a certificate signed by the Company’s independent certified public accountants stating (i) that their audit examination has included a review of the terms of this Indenture and the Securities as they relate to accounting matters, (ii) that they have read the most recent Officers’ Certificate delivered to the Trustee pursuant to paragraph (a) of this Section 4.17 and (iii) whether, in connection with their audit examination, anything came to their attention that caused them to believe that the Company was not in compliance with any of the terms, covenants, provisions or conditions of Article Four and Section 5.01 of this Indenture as they pertain to accounting matters and, if any Default or Event of Default has come to their attention, specifying the nature and period of existence thereof; provided that such independent certified public accountants shall not be liable in respect of such statement by reason of any failure to obtain knowledge of any such Default or Event of Default that would not be disclosed in the course of an audit examination conducted in accordance with generally accepted auditing standards in effect at the date of such examination.

(c) Within 90 days of the end of each of the Company’s fiscal years, the Company shall deliver to the Trustee a list of all Significant Subsidiaries. The Trustee shall have no duty with respect to any such list except to keep it on file and available for inspection by the Holders.

SECTION 4.18. Commission Reports and Reports to Holders.

Whether or not the Company is required to file reports with the Commission, if any Securities are outstanding, the Company shall file with the Commission all such reports and other information as it would be required to file with the Commission by Sections 13(a) or 15(d) under the Exchange Act if it were subject thereto, unless the Company shall be unable to effect such filing or the Commission shall refuse to accept such filing. The Company shall supply the Trustee and each Holder of Securities or shall supply to the Trustee for forwarding to each such Holder, without cost to such Holder, copies of such reports and other information, whether or not the Company shall be unable to effect such filing or the Commission refuses to accept such filing.

SECTION 4.21. Books and Records.

The Company shall keep proper books of records and account in which full, true and correct entries in conformity with GAAP and all applicable laws shall be made of all dealings and transactions in relation to its businesses and activities.

ARTICLE FIVE

SUCCESSOR CORPORATION; CLAIMED AMOUNTS

SECTION 5.01. When Company and the Guarantor May Merge, Etc.

Each of the Company and the Guarantor shall not consolidate with, merge with or into, or sell, convey, transfer, lease or otherwise dispose of all or substantially all of its property and assets (as an entirety or substantially an entirety in one transaction or a series of related transactions) to, any Person (other than a consolidation or merger with or into a Wholly-Owned Restricted Subsidiary with a positive net worth (after giving effect to such consolidation or merger); provided that, in connection with any such merger or consolidation, no consideration (other than Common Stock in the surviving Person, the Company or the Guarantor, as the case may be) shall be issued or distributed to the stockholders of the Company or the Guarantor, as the case may be) or permit any Person to merge with or into the Company or the Guarantor unless: (i) the Company or the Guarantor shall be the continuing Person, or the Person (if other than the Company or the Guarantor) formed by such consolidation or into which the Company or the Guarantor, as the case may be, is merged or that acquired or leased such property and assets of the Company or the Guarantor, as the case may be, shall be a corporation organized and validly existing under the laws of the United States of America or any jurisdiction thereof (or, in the case of a consolidation, merger or sale, conveyance, transfer, lease or other disposition of all or substantially all of the property or assets of the Guarantor, the country of organization of the Guarantor immediately prior to such consolidation, merger, sale, conveyance transfer or lease) and shall expressly assume, by a supplemental indenture, executed and delivered to the Trustee, all of the obligations of the Company or the Guarantor, as the case may be, on all of the Securities and hereunder; (ii) immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing; (iii) immediately after giving effect to such transaction on a pro forma basis, the Company or the Guarantor, as the case may be, or any Person becoming the successor obligor of the Securities shall have a Consolidated Net Worth equal to or greater than the Consolidated Net Worth of the Company or the Guarantor, as the case may be, immediately prior to such transaction; (iv) immediately after giving effect to such transaction on a pro forma basis the Company, or any Person becoming the successor obligor to the Company of the Securities, as the case may be, could Incur at least $1.00 of Indebtedness under the first paragraph of Section 4.03; provided that this clause (iv) shall not apply to a consolidation, merger or sale of all or substantially all of the assets of the Company if immediately after giving effect to such transaction on a pro forma basis, the Company or any Person becoming the successor obligor of the Securities shall have Consolidated Net Worth in an amount equal to or greater than the Consolidated Net Worth of the Company immediately prior to such transaction and such transaction shall have been approved by the affirmative vote of two-thirds of the Company’s Board of Directors; and (v) the Company or the Guarantor, as the case may be, delivers to the Trustee an Officers’ Certificate (attaching the arithmetic computations to demonstrate compliance with clauses (iii) and (iv) above) and Opinion of Counsel, in each case stating that such consolidation, merger or transfer and such supplemental indenture complies with this provision and that all conditions precedent provided for herein relating to such transaction have been complied with; provided that clauses (iii) and (iv) above do not apply if, in the good faith determination of the Board of Directors of the Company, whose determination shall be evidenced by a Board Resolution, the principal purpose of such transaction is to change the state of incorporation of the Company; and provided further that any such transaction shall not have as one of its purposes the evasion of the foregoing limitations.

ARTICLE 6

DEFAULTS AND REMEDIES

SECTION 6.01. Events of Default.

Any of the following events shall constitute an Event of Default:

(a ) default in the payment of principal of (or premium, if any, on) any Security, including the Change of Control Redemption Price, when the same becomes due and payable at maturity, upon acceleration, redemption or otherwise;

(b) default in the payment of interest on any Security when the same becomes due and payable, and such default continues for a period of 30 days;

~~(c) the Company or the Guarantor defaults in the performance of or breaches any other covenant or agreement in this Indenture, the Registration Rights Agreement or under the Securities and such default or breach continues for a period of 30 consecutive days after written notice by the Trustee or the Holders of 25% or more in aggregate principal amount of the Securities;~~

~~(d) there occurs with respect to any issue or issues of Indebtedness of the Company, the Guarantor or any Significant Subsidiary having an outstanding principal amount of $5 million or more in the aggregate for all such issues of all such Persons, whether such Indebtedness now exists or shall hereafter be created, (I) an event of default that has caused the holder thereof to declare such Indebtedness to be due and payable prior to its Stated Maturity and such Indebtedness has not been discharged in full or such acceleration has not been rescinded or annulled within 30 days of such acceleration and/or (II) the failure to make a principal payment at the final (but not any interim) fixed maturity and such defaulted payment shall not have been made, waived or extended within 30 days of such payment default; provided that any such event of default or failure to make a payment, in each case, with respect to any Indebtedness existing as of the Closing Date in respect of which the holders thereof did not vote affirmatively to accept the Plan, shall not be deemed to be an Event of Default;~~

~~(e) any final judgment or order (not covered by insurance) for the payment of money in excess of $5 million in the aggregate for all such final judgments or orders against all such Persons (treating any deductibles, self-insurance or retention as not so covered) shall be rendered against the Company, the Guarantor or any Significant Subsidiary and shall not be paid or discharged, and either (A) an enforcement proceeding shall have been commenced by a creditor upon such judgment or order or (B) there shall be any period of 30 consecutive days following entry of the final judgment or order that causes the aggregate amount for all such final judgments or orders outstanding and not paid or discharged against all such Persons to exceed $5 million during which a stay of enforcement of such final judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; provided that the occurrence of any such actions that relate to or arise out of any Indebtedness existing as of the Closing Date in respect of which the holders thereof did not vote affirmatively to accept the Plan shall not be deemed to be an Event of Default;~~

(f) a court having jurisdiction in the premises enters a decree or order for (A) relief in respect of the Company, the Guarantor or any Significant Subsidiary in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, (B) appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of the Company, the Guarantor or any Significant Subsidiary or for all or substantially all of the property and assets of the Company, the Guarantor or any Significant Subsidiary or (C) the winding up or liquidation of the affairs of the Company, the Guarantor or any Significant Subsidiary and, in each case, such decree or order shall remain unstayed and in effect for a period of 30 consecutive days; provided that the issuance of any such decree or order with respect to the Guarantor or any Significant Subsidiary (the entry of which was not consented to by the Company, the Guarantor or any Significant Subsidiary) at the request of the holder of any Indebtedness existing as of the Closing Date in respect of which such holder did not vote affirmatively to accept the Plan shall not be deemed to be an Event of Default;

(g) the Company, the Guarantor or any Significant Subsidiary (A) commences a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consents to the entry of an order for relief in an involuntary case under any such law, (B) consents to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of the Company, the Guarantor or any Significant Subsidiary or for all or substantially all of the property and assets of the Company, the Guarantor or any Significant Subsidiary or (C) effects any general assignment for the benefit of creditors; provided that the occurrence of any such event with respect to the Guarantor, in each case between the Closing Date and September 25, 2003, shall not be deemed to be an Event of Default;

~~(h) the Security Guarantee or any Subsidiary Guarantee by a Restricted Subsidiary shall cease to be, or shall be asserted in writing by the Company, the Guarantor or such Restricted Subsidiary not to be, in full force and effect or enforceable in accordance with its terms.~~

EXHIBIT B

THE SERIES B AMENDMENTS

If the Series B Amendments become operative, the provisions set forth below, including certain “Events of Default” (as defined in the Series B Indenture) will be deleted from or modified in the Series B Indenture. The Series B Amendments will also delete those definitions from the Series B Indenture that are used only in provisions that would be eliminated as a result of the elimination of the following provisions, and references to provisions in the Series B Indenture that have been deleted as a result of the Series B Amendments will be revised to reflect such deletions.

The provisions of the Series B Indenture reprinted below are qualified in their entirety by reference to the Series B Indenture. Capitalized terms used in this Appendix B without definition have the same meanings as set forth in the Series B Indenture.

If the Series B Amendments become operative, the following sections of the Series B Indenture will be eliminated:

ARTICLE 4

COVENANTS

SECTION 4.03. Limitation on Indebtedness.

(a) The Company shall not, and shall not permit any of its Restricted Subsidiaries to, Incur any Indebtedness (other than the Securities and Indebtedness existing on the Closing Date); provided that, if no Event of Default shall have occurred and be continuing at the time of or as a consequence of the Incurrence of any such Indebtedness, the Company may Incur Indebtedness if, after giving effect to the Incurrence of such Indebtedness and the receipt and application of the proceeds therefrom, the Fixed Charge Coverage Ratio would be at least 2.0 to 1.0.

Notwithstanding the foregoing, the Company and any Restricted Subsidiary (except as specified below) may Incur each and all of the following: (i) Indebtedness in an aggregate principal amount not to exceed $150 million, or in the event that the Company or any Restricted Subsidiary incurs any Indebtedness permitted under clause (vii) of this paragraph, the difference between $150 million less the amount of any such Indebtedness incurred pursuant to said clause (vii); provided that in the event that any Restricted Subsidiary (other than the Guarantor) Incurs any Indebtedness pursuant to this clause (i) in excess of $25 million in the aggregate at any time outstanding and the proceeds of such Indebtedness are not used for capital expenditures, then any such Restricted Subsidiary shall, as a condition precedent to incurring such Indebtedness, execute and deliver a supplemental indenture to this Indenture providing for a Guarantee of payment of the Securities by such Person; and provided further that no more than 25% of the Indebtedness Incurred under this clause (i) may be used for purposes other than capital expenditures; (ii) Indebtedness owed (A) to the Company evidenced by a promissory note or (B) to any Restricted Subsidiary; provided that any event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any subsequent transfer of such Indebtedness (other than to the Company or another Restricted Subsidiary) shall be deemed, in each case, to constitute an Incurrence of such Indebtedness not permitted by this clause (ii); (iii) Indebtedness issued in exchange for, or the net proceeds of which are used to refinance or refund, then outstanding Indebtedness (other than Indebtedness Incurred under clause (ii), (vi), (vii) or (x) of this paragraph) and any refinancings thereof in an amount not to exceed the amount so refinanced or refunded (plus premiums, accrued interest, fees and expenses); provided that Indebtedness the proceeds of which are used to refinance or refund the Securities, the Security Guarantee or Indebtedness that is pari passu with, or subordinated in right of payment to, the Securities or the Security Guarantee shall only be permitted under this clause (iii) if (A) in case the Securities or the Security Guarantee are refinanced in part or the Indebtedness to be refinanced is pari passu with the Securities or the Security Guarantee, such new Indebtedness, by its terms or by the terms of any agreement or instrument pursuant to which such new Indebtedness is outstanding, is expressly made pari passu with, or subordinate in right of payment to, the remaining Securities or Security Guarantee, as the case may be, (B) in case the Indebtedness to be refinanced is subordinated in right of payment to the Securities or the Security Guarantee, such new Indebtedness, by its terms or by the terms of any agreement or instrument pursuant to which such new Indebtedness is issued or remains outstanding, is expressly made subordinate in right of payment to the Securities or the Security Guarantee at least to the extent that the Indebtedness to be refinanced is subordinated to the Securities or the Security Guarantee, as the case may be, and (C) such new Indebtedness, determined as of the date of Incurrence of such new Indebtedness, does not mature prior to the Stated Maturity of the Indebtedness to be refinanced or refunded, and the Average Life of such new Indebtedness is at least equal to the remaining Average Life of the Indebtedness to be refinanced or refunded; and provided further that in no event may Indebtedness of the Company or the Guarantor be refinanced by means of any Indebtedness of any Restricted Subsidiary other than the Guarantor pursuant to this clause (iii); (iv) Indebtedness (A) in respect of performance, surety or appeal bonds provided in the ordinary course of business, (B) under Currency Agreements and Interest Rate Agreements; provided that such agreements (a) are designed solely to protect the Company or its Restricted Subsidiaries against fluctuations in foreign currency exchange rates or interest rates and (b) do not increase the Indebtedness of the obligor outstanding at any time other than as a result of fluctuations in foreign currency exchange rates or interest rates or by reason of fees, indemnities and compensation payable thereunder; and (C) arising from agreements providing for indemnification, adjustment of purchase price or similar obligations, or from Guarantees or letters of credit, surety bonds or performance bonds securing any obligations of the Company or any of its Restricted Subsidiaries pursuant to such agreements, in any case Incurred in connection with the disposition of any business, assets or Restricted Subsidiary (other than Guarantees of Indebtedness Incurred by any Person acquiring all or any portion of such business, assets or Restricted Subsidiary for the purpose of financing such acquisition), in a principal amount not to exceed the gross proceeds actually received by the Company or any Restricted Subsidiary in connection with such disposition; (v) Indebtedness of the Company, to the extent the net proceeds thereof are promptly (A) used to purchase Securities and Series B Notes tendered in an Offer to Purchase made as a result of a Change in Control or (B) deposited to defease the Securities (as described below under Article Eight) and the Series B Notes (as provided in Article Eight of the Series B Notes Indenture); (vi) Guarantees of the Securities and Guarantees of Indebtedness of the Company by any Restricted Subsidiary provided the Guarantee of such Indebtedness is permitted by and made in accordance with Section 4.07; (vii) Indebtedness outstanding at any time in the aggregate principal amount not to exceed $50 million from official, regional and multilateral development agencies; (viii) Acquired Indebtedness (I) to the extent Incurred in connection with an Asset Acquisition in which the consideration paid by the Company or any of its Restricted Subsidiaries consists solely of Capital Stock (other than Disqualified Stock) of the Company, without any limitations as to amount or (II) to the extent Incurred in connection with an Asset Acquisition in which the consideration paid by the Company or any of its Restricted Subsidiaries consists of cash or other property, so long as the aggregate amount of such consideration paid by the Company or any of its Restricted Subsidiaries does not exceed $15 million; (ix) Series B Notes issued (1) pursuant to the Plan or (2) to holders of Indebtedness existing as of the Closing Date in respect of which such holders did not vote affirmatively to accept the Plan so long as the amount of Series B Notes issued to any such holder does not exceed the amount of such Indebtedness that such holder would have been entitled to receive had it voted affirmatively to accept the Plan; (x) Indebtedness of any Restricted Subsidiary, to the extent that the Company is the beneficial owner of such Indebtedness and such Indebtedness is evidenced by a promissory note or participation certificate issued to the Company by the record holder of such indebtedness; and (xi) Indebtedness of the Company (in addition to Indebtedness permitted under clauses (i) through (x) above) in an aggregate principal amount outstanding at any time not to exceed $100 million, less any amount of such Indebtedness permanently repaid as provided under Section 4.11; provided that (i) such Indebtedness is expressly made subordinate in right of payment to the Securities, the terms of such subordinated Indebtedness expressly provide that (A) the holders of such Indebtedness shall not be entitled to receive any payments during such time as a Default or Event of Default has occurred and is continuing under the Securities or accelerate such Indebtedness until such time as a declaration of acceleration of the Securities has occurred pursuant to Section 6.01 hereof and (B) in the event that a declaration of acceleration of the Securities has been rescinded and annulled pursuant to Section 6.02 hereof, the event giving rise to the acceleration of such Indebtedness incurred pursuant to this clause (xi) shall be deemed cured and such acceleration shall be deemed rescinded and annulled without any further action, and (ii) such Indebtedness does not mature prior to Final Maturity.

(b) Notwithstanding any other provision of this Section 4.03, the maximum amount of Indebtedness that the Company or a Restricted Subsidiary may Incur pursuant to this Section 4.03 shall not be deemed to be exceeded, with respect to any outstanding Indebtedness due solely to the result of fluctuations in the exchange rates of currencies.

(c) For purposes of determining any particular amount of Indebtedness under this Section 4.03, (1) Guarantees, Liens or obligations with respect to letters of credit supporting Indebtedness otherwise included in the determination of such particular amount shall not be included and (2) any Liens granted pursuant to the equal and ratable provisions referred to in Section 4.09 shall not be treated as Indebtedness. For purposes of determining compliance with this Section 4.03, in the event that an item of Indebtedness meets the criteria of more than one of the types of Indebtedness described in the above clauses, the Company, in its sole discretion, shall classify, and from time to time may reclassify, such item of Indebtedness and only be required to include the amount and type of such Indebtedness in one of such clauses.

SECTION 4.04. Limitation on Restricted Payments.

The Company will not, and will not permit any Restricted Subsidiary (including the Guarantor) to, directly or indirectly, (i) declare or pay any dividend or make any distribution on or with respect to its Capital Stock held by Persons other than the Company or any Restricted Subsidiary (other than (x) dividends or distributions payable solely in shares of its or such Restricted Subsidiary’s Capital Stock (other than Disqualified Stock) or in options, warrants or other rights to acquire shares of such Capital Stock and (y) pro rata dividends or distributions on Common Stock of Restricted Subsidiaries; provided that such payments made to Persons other than the Company or a Restricted Subsidiary shall be included in calculating whether the conditions of clause (C) of this first paragraph of Section 4.04 have been met), (ii) purchase, redeem, retire or otherwise acquire for value any shares of Capital Stock of the Company or the Guarantor (including options, warrants or other rights to acquire such shares of Capital Stock) held by Persons other than the Company or any of its Wholly-Owned Restricted Subsidiaries, (iii) make any voluntary or optional principal payment, or voluntary or optional redemption, repurchase, defeasance, or other acquisition or retirement for value, of Indebtedness of the Company that is subordinated in right of payment to the Securities or of the Guarantor that is subordinated to the Security Guarantee or (iv) make any Investment, other than a Permitted Investment, in any Person (such payments or any other actions described in clauses (i) through (iv) above being collectively “Restricted Payments”) if, at the time of, and after giving effect to, the proposed Restricted Payment: (A) a Default or Event of Default shall have occurred and be continuing, (B) the Company could not Incur at least $1.00 of Indebtedness under the first paragraph of Section 4.03 or (C) the aggregate amount of all Restricted Payments (the amount, if other than in cash, to be determined in good faith by the Board of Directors, whose determination shall be evidenced by a Board Resolution) made after the Closing Date shall exceed the sum of (1) 50% of the aggregate amount of the Adjusted Consolidated Net Income (or, if the Adjusted Consolidated Net Income is a loss, minus 100% of the amount of such loss) (determined by excluding income resulting from transfers of assets by the Company or a Restricted Subsidiary to an Unrestricted Subsidiary) accrued on a cumulative basis during the period (taken as one accounting period) beginning on the first day of the fiscal quarter commencing after the Closing Date and ending on the last day of the last fiscal quarter preceding the Transaction Date for which reports have been filed with the Commission or provided to the Trustee pursuant to Section 4.18 plus (2) the aggregate Net Cash Proceeds received by the Company after the Closing Date as a capital contribution or from the issuance and sale of its Capital Stock (other than Disqualified Stock) to a Person who is not a Subsidiary of the Company, including an issuance or sale permitted by this Indenture of Indebtedness of the Company for cash subsequent to the Closing Date upon the conversion of such Indebtedness into Capital Stock (other than Disqualified Stock) of the Company, or from the issuance to a Person who is not a Subsidiary of the Company of any options, warrants or other rights to acquire Capital Stock of the Company (in each case, exclusive of any convertible indebtedness, Disqualified Stock or any options, warrants or other rights that are redeemable at the option of the holder, or are required to be redeemed, prior to Final Maturity), in each case except to the extent such Net Cash Proceeds are used to Incur Indebtedness pursuant to clause (viii) of the second paragraph under Section 4.03, plus (3) an amount equal to the net reduction in Investments made pursuant to this first paragraph of this Section 4.04 in any Person resulting from payments of interest on Indebtedness, dividends, repayments of loans or advances, or other transfers of assets, in each case to the Company or any Restricted Subsidiary or from the Net Cash Proceeds from the sale of any such Investment (except, in each case, to the extent any such payment or proceeds are included in the calculation of Adjusted Consolidated Net Income), or from redesignations of Unrestricted Subsidiaries as Restricted Subsidiaries (valued in each case as provided in the definition of “Investments”), not to exceed, in each case, the amount of Investments previously made and treated as Restricted Payments by the Company or any Restricted Subsidiary in such Person or Unrestricted Subsidiary.

The foregoing provision shall not be violated by reason of: (i) the payment of any dividend within 60 days after the date of declaration thereof if, at said date of declaration, such payment would comply with the foregoing paragraph; (ii) the redemption, repurchase, defeasance or other acquisition or retirement for value of Indebtedness that is subordinated in right of payment to the Securities including premium, if any, and accrued and unpaid interest, with the proceeds of, or in exchange for, Indebtedness Incurred under clause (iii) of the second paragraph of part (a) of Section 4.03; (iii) the repurchase, redemption or other acquisition of Capital Stock of the Company or any Restricted Subsidiary (or options, warrants or other rights to acquire such Capital Stock) in exchange for, or out of the Net Cash Proceeds of a capital contribution or a substantially concurrent offering of, shares of Capital Stock (other than Disqualified Stock) of the Company (or options, warrants or other rights to acquire such Capital Stock); provided that the Net Cash Proceeds from such sale or such capital contribution (to the extent so used for such Restricted Payment) shall be excluded from the calculation of the amounts under clause (2) of the previous paragraph; (iv) the making of any principal payment or the repurchase, redemption, retirement, defeasance or other acquisition for value of Indebtedness of the Company that is subordinated in right of payment to the Securities in exchange for, or out of the Net Cash Proceeds of a capital contribution or a substantially concurrent offering of, shares of the Capital Stock (other than Disqualified Stock) of the Company (or options, warrants or other rights to acquire such Capital Stock); provided, however, that the Net Cash Proceeds from such sale or such capital contribution (to the extent so used for such Restricted Payment) shall be excluded from the calculation of the amounts under clause (2) of the previous paragraph; (v) payments or distributions, to dissenting stockholders pursuant to applicable law, pursuant to or in connection with a consolidation, merger or transfer of assets that complies with Article Five; (vi) Investments in Unrestricted Subsidiaries not to exceed, at any one time outstanding, $5 million; or (vii) Investments acquired in exchange for Capital Stock (other than Disqualified Stock) of the Company or with the Net Cash Proceeds of such Capital Stock; provided that such proceeds are so applied within 90 days of receipt thereof; provided that the Net Cash Proceeds from such sale or such capital contribution (to the extent so used for such Restricted Payment) shall be excluded from the calculation of the amounts under clause (2) of the previous paragraph; (viii) the payment of cash to (A) the holders of warrants issued pursuant to the Plan upon exercise of such warrants and (B) the holders of Securities or the Series B Notes upon conversion of the Securities or the Series B Notes, in each case in lieu of fractional shares of the Company’s Common Stock and (ix) other Restricted Payments in an aggregate amount not to exceed $10 million; provided that, except in the case of clause (i), no Default or Event of Default shall have occurred and be continuing or occur as a consequence of the actions or payments set forth therein. The value of any Restricted Payment made other than in cash shall be the fair market value thereof. The amount of any Investment “outstanding” at any time shall be deemed to be equal to the amount of such Investment on the date made, less the return of capital to the Company and its Restricted Subsidiaries with respect to such Investment (up to the amount of such Investment).

Each Restricted Payment permitted pursuant to the preceding paragraph (other than the Restricted Payment referred to in clause (ii) thereof, an exchange of Capital Stock for Capital Stock or Indebtedness referred to in clause (iv) thereof and an Investment referred to in clause (vi) thereof), and the Net Cash Proceeds from any capital contribution or any issuance of Capital Stock referred to in clauses (iv) and (vii), shall be included in calculating whether the conditions of clause (C) of the first paragraph of this Section 4.04 have been met with respect to any subsequent Restricted Payments. If the proceeds of an issuance of Capital Stock of the Company are used for the redemption, repurchase or other acquisition of the Securities, or Indebtedness that is pari passu with the Securities, then the Net Cash Proceeds of such issuance shall be included in clause (C) of the first paragraph of this Section 4.04 only to the extent such proceeds are not used for such redemption, repurchase or other acquisition of Indebtedness. For purposes of determining compliance with this Section 4.04, in the event that a Restricted Payment meets the criteria of more than one of the types of Restricted Payments described in clauses (i) through (x) of the preceding paragraph, the Company, in its sole discretion, shall classify such Restricted Payment and only be required to include the amount and type of such Restricted Payment in one of such clauses.

SECTION 4.05. Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries.

The Company will not, and will not permit any Restricted Subsidiary to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Restricted Subsidiary (other than the Guarantor) to (i) pay dividends or make any other distributions permitted by applicable law on any Capital Stock of such Restricted Subsidiary owned by the Company or any other Restricted Subsidiary, (ii) pay any Indebtedness owed to the Company or any other Restricted Subsidiary, make loans or advances to the Company or any other Restricted Subsidiary or (iv) transfer any of its property or assets to the Company or any other Restricted Subsidiary.

The foregoing provisions shall not restrict any encumbrances or restrictions: (i) existing on the Closing Date (including the Nortel Financing Agreements) or any other agreements in effect on the Closing Date, and any extensions, refinancings, renewals or replacements of such agreements; provided that the encumbrances and restrictions in any such extensions, refinancings, renewals or replacements are no less favorable in any material respect to the Holders than those encumbrances or restrictions that are then in effect and that are being extended, refinanced, renewed or replaced; (ii) existing under or by reason of applicable law; (iii) existing with respect to any Person or the property or assets of such Person acquired by the Company or any Restricted Subsidiary, existing at the time of such acquisition and not incurred in contemplation thereof, which encumbrances or restrictions are not applicable to any Person or the property or assets of any Person other than such Person or the property or assets of such Person so acquired; (iv) in the case of clause (iv) of the first paragraph of this Section 4.05, (A) that restrict in a customary manner the subletting, assignment or transfer of any property or asset that is a lease, license, conveyance or contract or similar property or asset, (B) existing by virtue of any transfer of, agreement to transfer, option or right with respect to, or Lien on, any property or assets of the Company or any Restricted Subsidiary not otherwise prohibited by this Indenture or (C) arising or agreed to in the ordinary course of business, not relating to any Indebtedness, and that do not, individually or in the aggregate, detract from the value of property or assets of the Company or any Restricted Subsidiary in any manner material to the Company or any Restricted Subsidiary (v) with respect to a Restricted Subsidiary and imposed pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock of, or property and assets of, such Restricted Subsidiary during the period between the execution of such agreement and the closing thereunder; or (vi) contained in the terms of any Indebtedness or any agreement pursuant to which such Indebtedness was issued if (A) the encumbrance or restriction applies only in the event of a payment default or a default with respect to a financial covenant contained in such Indebtedness or agreement, (B) the encumbrance or restriction is not more disadvantageous to the Holders of the Securities than is customary in comparable financings (as determined in good faith by the Board of Directors) and (C) the Board of Directors determines that any such encumbrance or restriction will not adversely affect the Company’s financial ability to make principal or interest payments on the Securities when due. Nothing contained in this Section 4.05 shall prevent the Company or any Restricted Subsidiary from (1) creating, incurring, assuming or suffering to exist any Liens otherwise permitted in Section 4.09 or (2) restricting the sale or other disposition of property or assets of the Company or any of its Restricted Subsidiaries that secure, in a manner permitted by this Indenture, Indebtedness of the Company or any of its Restricted Subsidiaries.

SECTION 4.06. Limitation on the Issuance and Sale of Capital Stock of Restricted Subsidiaries.

The Company will not sell, and will not permit any Restricted Subsidiary, directly or indirectly, to issue or sell, any shares of Capital Stock of a Restricted Subsidiary (including options, warrants or other rights to purchase shares of such Capital Stock) except (i) to the Company or a Wholly-Owned Restricted Subsidiary; (ii) issuances of director’s qualifying shares or sales to foreign nationals of shares of Capital Stock of foreign Restricted Subsidiaries, to the extent required by applicable law; (iii) if, immediately after giving effect to such issuance or sale, such Restricted Subsidiary would no longer constitute a Restricted Subsidiary and any Investment in such Person remaining after giving effect to such issuance or sale would have been permitted to be made under Section 4.04 if made on the date of such issuance or sale; (iv) the sale of Common Stock of Restricted Subsidiaries that is not Disqualified Stock, if the proceeds of such issuance or sale are applied in accordance with clause (A) or (B) of the first paragraph of Section 4.11 or (v) the transfer of up to 3% of the Common Stock of ConeXia S.A. to employees of ConeXia S.A. in connection with such employment.

SECTION 4.07. Limitation on Issuances of Guarantees by Restricted Subsidiaries.

The Company will not permit any Restricted Subsidiary, directly or indirectly, to Guarantee any Indebtedness of the Company or the Guarantor (“Guaranteed Indebtedness”), unless (i) such Restricted Subsidiary simultaneously executes and delivers a supplemental indenture to this Indenture (x) for a Guarantee (a “Subsidiary Guarantee”) on the terms contained in Article Eleven of this Indenture, mutatis mutandis, of payment of the Securities by such Restricted Subsidiary and (y) that, upon such execution and delivery, such Restricted Subsidiary shall, with respect to such Subsidiary Guarantee, be subject to all of the obligations of, and deemed to be for all purposes, a Guarantor under this Indenture (and such Subsidiary Guarantee shall be deemed to be a Security Guarantee for all purposes under this Indenture) with the same effect as if such Restricted Subsidiary had been named as a Guarantor in this Indenture, (ii) such supplemental indenture is accompanied by an opinion of counsel to the effect that the supplemental indenture has been duly authorized, executed and delivered by such Restricted Subsidiary, is enforceable against such Restricted Subsidiary (subject to customary exceptions) and is in compliance in all material respects with the terms of this Indenture and (iii) such Restricted Subsidiary waives and will not in any manner whatsoever claim or take the benefit or advantage of, any rights of reimbursement, indemnity or subrogation or any other rights against the Company or any other Restricted Subsidiary as a result of any payment by such Restricted Subsidiary under its Subsidiary Guarantee; provided that this paragraph shall not be applicable to any Guarantee of any Restricted Subsidiary that is permitted as Acquired Indebtedness under Section 4.03 of this Indenture and existed at the time such Person became a Restricted Subsidiary and was not Incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary. If the Guaranteed Indebtedness is (A) pari passu with the Securities or the Security Guarantee, then the Guarantee of such Guaranteed Indebtedness shall be pari passu with, or subordinated to, the Security Guarantee or (B) subordinated to the Securities or the Security Guarantee, then the Guarantee of such Guaranteed Indebtedness shall be subordinated to the Security Guarantee at least to the extent that the Guaranteed Indebtedness is subordinated to the Securities or the Security Guarantee, as the case may be.

Notwithstanding the foregoing, any Subsidiary Guarantee by a Restricted Subsidiary may provide by its terms that it shall be automatically and unconditionally released and discharged upon (i) any sale, exchange or transfer, to any Person not an Affiliate of the Company, of all of the Company’s and each Restricted Subsidiary’s Capital Stock in, or all or substantially all the assets of, such Restricted Subsidiary (which sale, exchange or transfer is not prohibited by this Indenture) or (ii) the release or discharge of the Guarantee that resulted in the creation of such Subsidiary Guarantee, except a discharge or release by or as a result of payment under such Guarantee.

SECTION 4.08. Limitation on Transactions with Stockholders and Affiliates.

The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, enter into, renew or extend any transaction (including, without limitation, the purchase, sale, lease or exchange of property or assets, or the rendering of any service) with any holder (or any Affiliate of such holder) of 5% or more of any class of Capital Stock of the Company or with any Affiliate of the Company or any Restricted Subsidiary, unless (A) the transaction is upon fair and reasonable terms no less favorable to the Company or such Restricted Subsidiary than could be obtained, at the time of such transaction or, if such transaction is pursuant to a written agreement, at the time of the execution of the agreement providing therefor, in a comparable arm’s-length transaction with a Person that is not such a holder or an Affiliate; and (b) the Company delivers to the Trustee (1) with respect to any such transaction or series of related transactions involving aggregate consideration in excess of $1.0 million, a resolution of the Board of Directors set forth in an Officers’ Certificate certifying that such transaction complies with this covenant and that such transaction has been approved by a majority of the disinterested members of the Board of Directors; and (2) with respect to any such transaction or series of related transactions involving aggregate consideration in excess of $20.0 million, an opinion as to the fairness to the Company or such Subsidiary of the financial terms of such transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing.

The foregoing limitation does not limit, and shall not apply to (i) any transaction solely between the Company and any of its Wholly-Owned Restricted Subsidiaries or solely between Wholly-Owned Restricted Subsidiaries; (ii) the payment of reasonable and customary regular fees to directors of the Company who are not employees of the Company; (iii) any payments or other transactions pursuant to any tax-sharing agreement between the Company and any other Person with which the Company files a consolidated tax return or with which the Company is part of a consolidated group for tax purposes; or (iv) any Restricted Payments not prohibited by Section 4.04.

SECTION 4.09. Limitation on Liens.

The Company will not, and will not permit any Restricted Subsidiary to, create, incur, assume or suffer to exist any Lien on any of its assets or properties of any character (including, without limitation, licenses), or any shares of Capital Stock or Indebtedness of any Restricted Subsidiary, without making effective provision for all of the Securities and all other amounts due under this Indenture to be directly secured equally and ratably with (or, if the obligation or liability to be secured by such Lien is subordinated in right of payment to the Securities, prior to) the obligation or liability secured by such Lien.

The foregoing limitation does not apply to (i) Liens existing on the Closing Date; (ii) Liens granted after the Closing Date on any assets or Capital Stock of the Company or its Restricted Subsidiaries created in favor of the Holders and the holders of the Series B Notes on an equal basis between the Securities and the Series B Notes; (iii) Liens with respect to the assets of a Restricted Subsidiary granted by such Restricted Subsidiary to the Company or a Wholly- Owned Restricted Subsidiary to secure Indebtedness owing to the Company or such other Restricted Subsidiary; (iv) Liens securing Indebtedness that is Incurred to refinance secured Indebtedness permitted to be Incurred under clause (iii) of the second paragraph of Section 4.03; provided that such Liens do not extend to or cover any property or assets of the Company or any Restricted Subsidiary other than the property or assets securing the Indebtedness being refinanced; (v) Permitted Liens.

SECTION 4.10. Limitation on Sale-Leaseback Transactions.

The Company will not, and will not permit any Restricted Subsidiary to, enter into any sale-leaseback transaction involving any of its assets or properties whether now owned or hereafter acquired, whereby the Company or a Restricted Subsidiary sells or transfers such assets or properties and then or thereafter leases such assets or properties or any part thereof or any other assets or properties that the Company or such Restricted Subsidiary, as the case may be, intends to use for substantially the same purpose or purposes as the assets or properties sold or transferred, unless:

the Company or that Restricted Subsidiary, as applicable, could have (a) incurred Indebtedness in an amount equal to the Attributable Debt relating to such sale and leaseback transaction permitted under the caption “Limitation on Indebtedness” and (b) incurred a Lien to secure such Indebtedness pursuant to the covenant described above under the caption “Limitation on Liens;”

the gross cash proceeds of that sale and leaseback transaction are at least equal to the fair market value (in the case of gross cash proceeds in excess of $5.0 million as determined in good faith by the Board of Directors and set forth in an Officers’ Certificate delivered to the Trustee), of the property that is the subject of that sale and leaseback transaction; and

the transfer of assets in that sale and leaseback transaction is permitted by, and the Company applies the proceeds of such transaction in compliance with, the covenant described above under the caption “Limitation on Asset Sales.”

The foregoing restriction does not apply to any sale-leaseback transaction if the transaction is solely between the Company and any Wholly-Owned Restricted Subsidiary or solely between Wholly-Owned Restricted Subsidiaries.

SECTION 4.11. Limitation on Asset Sales.

The Company will not, and will not permit any Restricted Subsidiary to, consummate any Asset Sale, unless (i) the consideration received by the Company or such Restricted Subsidiary is at least equal to the fair market value of the assets sold or disposed of and (ii) at least 85% of the consideration received consists of cash or Temporary Cash Investments. Within 365 days after the receipt of any Net Cash Proceeds from any Asset Sale, the Company shall or shall cause the relevant Restricted Subsidiary to (i) (A) apply an amount equal to the Net Cash Proceeds to permanently repay unsubordinated Indebtedness of the Company, the Guarantor or of any other Restricted Subsidiary, in each case owing to a Person other than the Company or any of its Restricted Subsidiaries or (B) invest an equal amount, or the amount not so applied pursuant to clause (A) (or enter into a definitive agreement committing to so invest within 12 months after the date of such agreement), in property or assets (other than current assets) of a nature or type or that are used in a business (or in a company having property and assets of a nature or type, or engaged in a business) similar or related to the nature or type of the property and assets of, or the business of, the Company and its Restricted Subsidiaries existing on the date of such investment (as determined in good faith by the Board of Directors, whose determination shall be conclusive and evidenced by a Board Resolution) and (ii) apply (no later than the end of the 365-day period referred to in clause (i)) the Net Cash Proceeds (to the extent not applied pursuant to clause (i)) as provided in the following paragraph of this Section 4.11. The amount of the Net Cash Proceeds required to be applied (or to be committed to be applied) during such 12-month period as set forth in clause (i) of the preceding sentence and not applied as so required by the end of such period shall constitute “Excess Proceeds.”

If, as of the first day of any calendar month, the aggregate amount of Excess Proceeds not theretofore subject to an Offer to Purchase pursuant to this Section 4.11 totals at least $10 million, the Company must commence, not later than the fifteenth Business Day of such month, and consummate an Offer to Purchase from the Holders on a pro rata basis an aggregate principal amount of Securities equal to the Excess Proceeds on such date, at a purchase price equal to 101% of the Claimed Amount (in effect as of the Payment Date) of the Securities, plus accrued interest (if any) to the Payment Date.

SECTION 4.14. Payment of Taxes and Other Claims.

The Company shall pay or discharge and shall cause each of its Subsidiaries to pay or discharge, or cause to be paid or discharged, before the same shall become delinquent (i) all material taxes, assessments and governmental charges levied or imposed upon (a) the Company or any such Subsidiary, (b) the income or profits of any such Subsidiary which is a corporation or (c) the property of the Company or any such Subsidiary and (ii) all material lawful claims for labor, materials and supplies that, if unpaid, might by law become a Lien upon the property of the Company or any such Subsidiary; provided that the Company shall not be required to pay or discharge, or cause to be paid or discharged, any such tax, assessment, charge or claim the amount, applicability or validity of which is being contested in good faith by appropriate proceedings and for which adequate reserves have been established.

SECTION 4.15. Maintenance of Properties and Insurance.

The Company shall cause all properties used or useful in the conduct of its business or the business of any of its Restricted Subsidiaries, to be maintained and kept in good condition, repair and working order and supplied with all necessary equipment and will cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, all as in the judgment of the Company may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times; provided that nothing in this Section 4.15 shall prevent the Company or any such Restricted Subsidiary from discontinuing the use, operation or maintenance of any of such properties or disposing on any of them, if such discontinuance or disposal is, in the judgment of the Company, desirable in the conduct of the business of the Company or such Restricted Subsidiary.

The Company shall provide or cause to be provided, for itself and its Restricted Subsidiaries, insurance (including appropriate self-insurance) against loss or damage of the kinds customarily insured against by corporations similarly situated and owning like properties, including, but not limited to, products liability insurance and public liability insurance, with reputable insurers or with the government of the United States of America, or an agency or instrumentality thereof, in such amounts, with such deductibles and by such methods as shall be customary for corporations similarly situated in the industry in which the Company or such Restricted Subsidiary, as the case may be, is then conducting business.

SECTION 4.17. Compliance Certificates.

The Company shall deliver to the Trustee, within 90 days after the end of the Company’s fiscal year, an Officers’ Certificate stating whether or not the signers know of any Default or Event of Default that occurred during such fiscal year. Such certificates shall contain a certification from the principal executive officer, principal financial officer or principal accounting officer of the Company that a review has been conducted of the activities of the Company and the Restricted Subsidiaries and the Company’s and the Restricted Subsidiaries’ performance under this Indenture and that, to the best knowledge of such officer, the Company has complied with all conditions and covenants under this Indenture. For purposes of this Section 4.17, such compliance shall be determined without regard to any period of grace or requirement of notice provided under this Indenture. If any such officer knows of such a Default or Event of Default, the certificate shall describe any such Default or Event of Default and its status.

(b) The Company shall deliver to the Trustee, within 90 days after the end of its fiscal year, a certificate signed by the Company’s independent certified public accountants stating (i) that their audit examination has included a review of the terms of this Indenture and the Securities as they relate to accounting matters, (ii) that they have read the most recent Officers’ Certificate delivered to the Trustee pursuant to paragraph (a) of this Section 4.17 and (iii) whether, in connection with their audit examination, anything came to their attention that caused them to believe that the Company was not in compliance with any of the terms, covenants, provisions or conditions of Article Four and Section 5.01 of this Indenture as they pertain to accounting matters and, if any Default or Event of Default has come to their attention, specifying the nature and period of existence thereof; provided that such independent certified public accountants shall not be liable in respect of such statement by reason of any failure to obtain knowledge of any such Default or Event of Default that would not be disclosed in the course of an audit examination conducted in accordance with generally accepted auditing standards in effect at the date of such examination.

(c) Within 90 days of the end of each of the Company’s fiscal years, the Company shall deliver to the Trustee a list of all Significant Subsidiaries. The Trustee shall have no duty with respect to any such list except to keep it on file and available for inspection by the Holders.

SECTION 4.18. Commission Reports and Reports to Holders.

Whether or not the Company is required to file reports with the Commission, if any Securities are outstanding, the Company shall file with the Commission all such reports and other information as it would be required to file with the Commission by Sections 13(a) or 15(d) under the Exchange Act if it were subject thereto, unless the Company shall be unable to effect such filing or the Commission shall refuse to accept such filing. The Company shall supply the Trustee and each Holder of Securities or shall supply to the Trustee for forwarding to each such Holder, without cost to such Holder, copies of such reports and other information, whether or not the Company shall be unable to effect such filing or the Commission refuses to accept such filing.

SECTION 4.21. Books and Records.

The Company shall keep proper books of records and account in which full, true and correct entries in conformity with GAAP and all applicable laws shall be made of all dealings and transactions in relation to its businesses and activities.

ARTICLE FIVE

SUCCESSOR CORPORATION; CLAIMED AMOUNTS

SECTION 5.01. When Company and the Guarantor May Merge, Etc.

Each of the Company and the Guarantor shall not consolidate with, merge with or into, or sell, convey, transfer, lease or otherwise dispose of all or substantially all of its property and assets (as an entirety or substantially an entirety in one transaction or a series of related transactions) to, any Person (other than a consolidation or merger with or into a Wholly-Owned Restricted Subsidiary with a positive net worth (after giving effect to such consolidation or merger); provided that, in connection with any such merger or consolidation, no consideration (other than Common Stock in the surviving Person, the Company or the Guarantor, as the case may be) shall be issued or distributed to the stockholders of the Company or the Guarantor, as the case may be) or permit any Person to merge with or into the Company or the Guarantor unless: (i) the Company or the Guarantor shall be the continuing Person, or the Person (if other than the Company or the Guarantor) formed by such consolidation or into which the Company or the Guarantor, as the case may be, is merged or that acquired or leased such property and assets of the Company or the Guarantor, as the case may be, shall be a corporation organized and validly existing under the laws of the United States of America or any jurisdiction thereof (or, in the case of a consolidation, merger or sale, conveyance, transfer, lease or other disposition of all or substantially all of the property or assets of the Guarantor, the country of organization of the Guarantor immediately prior to such consolidation, merger, sale, conveyance transfer or lease) and shall expressly assume, by a supplemental indenture, executed and delivered to the Trustee, all of the obligations of the Company or the Guarantor, as the case may be, on all of the Securities and hereunder; (ii) immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing; (iii) immediately after giving effect to such transaction on a pro forma basis, the Company or the Guarantor, as the case may be, or any Person becoming the successor obligor of the Securities shall have a Consolidated Net Worth equal to or greater than the Consolidated Net Worth of the Company or the Guarantor, as the case may be, immediately prior to such transaction; (iv) immediately after giving effect to such transaction on a pro forma basis the Company, or any Person becoming the successor obligor to the Company of the Securities, as the case may be, could Incur at least $1.00 of Indebtedness under the first paragraph of Section 4.03; provided that this clause (iv) shall not apply to a consolidation, merger or sale of all or substantially all of the assets of the Company if immediately after giving effect to such transaction on a pro forma basis, the Company or any Person becoming the successor obligor of the Securities shall have Consolidated Net Worth in an amount equal to or greater than the Consolidated Net Worth of the Company immediately prior to such transaction and such transaction shall have been approved by the affirmative vote of two-thirds of the Company’s Board of Directors; and (v) the Company or the Guarantor, as the case may be, delivers to the Trustee an Officers’ Certificate (attaching the arithmetic computations to demonstrate compliance with clauses (iii) and (iv) above) and Opinion of Counsel, in each case stating that such consolidation, merger or transfer and such supplemental indenture complies with this provision and that all conditions precedent provided for herein relating to such transaction have been complied with; provided that clauses (iii) and (iv) above do not apply if, in the good faith determination of the Board of Directors of the Company, whose determination shall be evidenced by a Board Resolution, the principal purpose of such transaction is to change the state of incorporation of the Company; and provided further that any such transaction shall not have as one of its purposes the evasion of the foregoing limitations.

ARTICLE 6

DEFAULTS AND REMEDIES

SECTION 6.01. Events of Default.

Any of the following events shall constitute an Event of Default:

(a ) default in the payment of principal of (or premium, if any, on) any Security, including the Change of Control Redemption Price, when the same becomes due and payable at maturity, upon acceleration, redemption or otherwise;

(b) default in the payment of interest on any Security when the same becomes due and payable, and such default continues for a period of 30 days;

~~(c) the Company or the Guarantor defaults in the performance of or breaches any other covenant or agreement in this Indenture, the Registration Rights Agreement or under the Securities and such default or breach continues for a period of 30 consecutive days after written notice by the Trustee or the Holders of 25% or more in aggregate principal amount of the Securities;~~

~~(d) there occurs with respect to any issue or issues of Indebtedness of the Company, the Guarantor or any Significant Subsidiary having an outstanding principal amount of $5 million or more in the aggregate for all such issues of all such Persons, whether such Indebtedness now exists or shall hereafter be created, (I) an event of default that has caused the holder thereof to declare such Indebtedness to be due and payable prior to its Stated Maturity and such Indebtedness has not been discharged in full or such acceleration has not been rescinded or annulled within 30 days of such acceleration and/or (II) the failure to make a principal payment at the final (but not any interim) fixed maturity and such defaulted payment shall not have been made, waived or extended within 30 days of such payment default; provided that any such event of default or failure to make a payment, in each case, with respect to any Indebtedness existing as of the Closing Date in respect of which the holders thereof did not vote affirmatively to accept the Plan, shall not be deemed to be an Event of Default;~~

~~(e) any final judgment or order (not covered by insurance) for the payment of money in excess of $5 million in the aggregate for all such final judgments or orders against all such Persons (treating any deductibles, self-insurance or retention as not so covered) shall be rendered against the Company, the Guarantor or any Significant Subsidiary and shall not be paid or discharged, and either (A) an enforcement proceeding shall have been commenced by a creditor upon such judgment or order or (B) there shall be any period of 30 consecutive days following entry of the final judgment or order that causes the aggregate amount for all such final judgments or orders outstanding and not paid or discharged against all such Persons to exceed $5 million during which a stay of enforcement of such final judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; provided that the occurrence of any such actions that relate to or arise out of any Indebtedness existing as of the Closing Date in respect of which the holders thereof did not vote affirmatively to accept the Plan shall not be deemed to be an Event of Default;~~

(f) a court having jurisdiction in the premises enters a decree or order for (A) relief in respect of the Company, the Guarantor or any Significant Subsidiary in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, (B) appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of the Company, the Guarantor or any Significant Subsidiary or for all or substantially all of the property and assets of the Company, the Guarantor or any Significant Subsidiary or (C) the winding up or liquidation of the affairs of the Company, the Guarantor or any Significant Subsidiary and, in each case, such decree or order shall remain unstayed and in effect for a period of 30 consecutive days; provided that the issuance of any such decree or order with respect to the Guarantor or any Significant Subsidiary (the entry of which was not consented to by the Company, the Guarantor or any Significant Subsidiary) at the request of the holder of any Indebtedness existing as of the Closing Date in respect of which such holder did not vote affirmatively to accept the Plan shall not be deemed to be an Event of Default;

(g) the Company, the Guarantor or any Significant Subsidiary (A) commences a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consents to the entry of an order for relief in an involuntary case under any such law, (B) consents to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of the Company, the Guarantor or any Significant Subsidiary or for all or substantially all of the property and assets of the Company, the Guarantor or any Significant Subsidiary or (C) effects any general assignment for the benefit of creditors; provided that the occurrence of any such event with respect to the Guarantor, in each case between the Closing Date and September 25, 2003, shall not be deemed to be an Event of Default;

~~(h) the Security Guarantee or any Subsidiary Guarantee by a Restricted Subsidiary shall cease to be, or shall be asserted in writing by the Company, the Guarantor or such Restricted Subsidiary not to be, in full force and effect or enforceable in accordance with its terms.~~